                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

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                                CREDIT AGREEMENT

                          Dated as of August 27, 2004

                                     among

                        CATALINA MARKETING CORPORATION,
                            as the Domestic Borrower,

                         CATALINA MARKETING JAPAN, K.K.,
                            as the Japanese Borrower,

                       THE INSTITUTIONS FROM TIME TO TIME
                           PARTIES HERETO AS LENDERS,

                                       and

                                  BANK ONE, NA,
                             as Administrative Agent

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                          J.P. MORGAN SECURITIES INC.,
                      as Lead Arranger and Sole Bookrunner

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                                TABLE OF CONTENTS

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SECTION                                                                                    PAGE
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
ARTICLE I:    DEFINITIONS..............................................................      1
      1.1     Certain Defined Terms....................................................      1
      1.2     References...............................................................     22
      1.3     Joint and Several Liability for Obligations of the Japanese Borrower;
              No Liability of Japanese Borrower for Obligations of the Domestic
              Borrower.................................................................     22

ARTICLE II:   THE REVOLVING LOAN FACILITY..............................................     22
      2.1     Revolving Loans..........................................................     22
      2.2     Swing Line Loans.........................................................     23
      2.3     Rate Options for all Advances; Maximum Interest Periods..................     25
      2.4     Optional Payments; Mandatory Prepayments.................................     25
      2.5     Increases and Reduction of Revolving Loan Commitments....................     26
      2.6     Method of Borrowing......................................................     29
      2.7     Method of Selecting Types, Currency and Interest Periods for
              Advances.................................................................     29
      2.8     Minimum Amount of Each Advance...........................................     30
      2.9     Method of Selecting Types, Currency and Interest Periods for
              Conversion and Continuation of Advances..................................     30
      2.10    Default Rate.............................................................     31
      2.11    Method of Payment........................................................     31
      2.12    Evidence of Debt.........................................................     32
      2.13    Telephonic Notices.......................................................     33
      2.14    Promise to Pay; Interest and Commitment Fees; Interest Payment
              Dates; Interest and Fee Basis; Loan and Control Accounts.................     33
      2.15    Notification of Advances, Interest Rates, Prepayments and Aggregate
              Revolving Loan Commitment Reductions.....................................     35
      2.16    Lending Installations....................................................     35
      2.17    Non-Receipt of Funds by the Administrative Agent.........................     35
      2.18    Termination Date.........................................................     36
      2.19    Replacement of Certain Lenders...........................................     37
      2.20    Judgment Currency........................................................     37
      2.21    Market Disruption; Denomination of Amounts in Dollars; Dollar
              Equivalent of Reimbursement Obligations..................................     38

ARTICLE III:  THE LETTER OF CREDIT FACILITY............................................     39
      3.1     Obligation to Issue Letters of Credit....................................     39
      3.2     Types and Amounts. The Issuing Bank shall not have any obligation to
              and the Issuing Bank shall not:..........................................     39
      3.3     Conditions...............................................................     39
      3.4     Procedure for Issuance of Letters of Credit..............................     40
      3.5     Letter of Credit Participation...........................................     40
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
      3.6     Reimbursement Obligation.................................................     41
      3.7     Letter of Credit Fees....................................................     41
      3.8     Reporting Requirements...................................................     41
      3.9     Indemnification; Exoneration.............................................     42
      3.10    Cash Collateral..........................................................     43

ARTICLE IV:   YIELD PROTECTION; TAXES..................................................     43
      4.1     Yield Protection.........................................................     43
      4.2     Changes in Capital Adequacy Regulations..................................     44
      4.3     Availability of Types of Advances........................................     44
      4.4     Funding Indemnification..................................................     45
      4.5     Taxes....................................................................     45
      4.6     Lender Statements; Survival of Indemnity.................................     49
      4.7     Limitation of Japanese Borrower Liability................................     49
      4.8     Non-U.S. Reserve Costs or Fees...........................................     50

ARTICLE V:    CONDITIONS PRECEDENT.....................................................     50
      5.1     Initial Advances and Letters of Credit...................................     50
      5.2     Each Advance and Letter of Credit........................................     51
      5.3     Condition Subsequent.....................................................     51

ARTICLE VI:   REPRESENTATIONS AND WARRANTIES...........................................     52
      6.1     Organization; Corporate Powers...........................................     52
      6.2     Authority................................................................     52
      6.3     No Conflict; Governmental Consents.......................................     53
      6.4     Financial Statements.....................................................     53
      6.5     No Material Adverse Change...............................................     53
      6.6     Taxes....................................................................     54
      6.7     Litigation; Loss Contingencies and Violations............................     54
      6.8     Subsidiaries.............................................................     54
      6.9     ERISA....................................................................     55
      6.10    Accuracy of Information..................................................     56
      6.11    Securities Activities....................................................     57
      6.12    Material Agreements......................................................     57
      6.13    Compliance with Laws.....................................................     57
      6.14    Assets and Properties....................................................     57
      6.15    Statutory Indebtedness Restrictions......................................     57
      6.16    Insurance................................................................     57
      6.17    Labor Matters............................................................     57
      6.18    Environmental Matters....................................................     58
      6.19    Benefits.................................................................     58
      6.20    Foreign Employee Benefit Matters.........................................     58

ARTICLE VII:  COVENANTS................................................................     59
      7.1     Reporting................................................................     59
      7.2     Affirmative Covenants....................................................     64
      7.3     Negative Covenants.......................................................     67
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                                       ii

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
      7.4     Financial Covenants......................................................     73

ARTICLE VIII: DEFAULTS.................................................................     74
      8.1     Defaults.................................................................     74

ARTICLE IX:   ACCELERATION, DEFAULTING LENDERS; WAIVERS,
                AMENDMENTS AND REMEDIES................................................     77
      9.1     Termination of Revolving Loan Commitments; Acceleration..................     77
      9.2     Defaulting Lender........................................................     77
      9.3     Amendments...............................................................     78
      9.4     Preservation of Rights...................................................     79

ARTICLE X:    GENERAL PROVISIONS.......................................................     80
      10.1    Survival of Representations..............................................     80
      10.2    Governmental Regulation..................................................     80
      10.3    Headings.................................................................     80
      10.4    Entire Agreement.........................................................     80
      10.5    Several Obligations; Benefits of this Agreement..........................     80
      10.6    Expenses; Indemnification................................................     80
      10.7    Numbers of Documents.....................................................     82
      10.8    Accounting...............................................................     82
      10.9    Severability of Provisions...............................................     83
      10.10   Nonliability of Lenders..................................................     83
      10.11   GOVERNING LAW............................................................     83
      10.12   CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY
              TRIAL....................................................................     83
      10.13   Subordination of Intercompany Indebtedness...............................     84
      10.14   Lender's Not Utilizing Plan Assets.......................................     86
      10.15   Distribution of Borrowers' Deliveries....................................     86

ARTICLE XI:   THE ADMINISTRATIVE AGENT.................................................     86
      11.1    Appointment; Nature of Relationship......................................     86
      11.2    Powers...................................................................     86
      11.3    General Immunity.........................................................     87
      11.4    No Responsibility for Loans, Creditworthiness, Recitals,
              Etc......................................................................     87
      11.5    Action on Instructions of Lenders........................................     87
      11.6    Employment of Agents and Counsel.........................................     87
      11.7    Reliance on Documents; Counsel...........................................     87
      11.8    The Administrative Agent's Reimbursement and Indemnification.............     88
      11.9    Rights as a Lender.......................................................     88
      11.10   Lender Credit Decision...................................................     88
      11.11   Successor Administrative Agent...........................................     88
      11.12   No Duties of Syndication Agent or Arranger...............................     89

ARTICLE XII:  SET-OFF; RATABLE PAYMENTS................................................     89
      12.1    Set-off..................................................................     89
      12.2    Ratable Payments.........................................................     89
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                                       iii

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
      12.3    Application of Payments..................................................     90
      12.4    Relations Among Lenders..................................................     91
      12.5    Representations and Covenants Among Lenders..............................     91

ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS........................     91
      13.1    Successors and Assigns...................................................     91
      13.2    Participations...........................................................     91
      13.3    Assignments..............................................................     92
      13.4    Confidentiality..........................................................     95
      13.5    Dissemination of Information.............................................     96

ARTICLE XIV:  NOTICES..................................................................     96
      14.1    Giving Notice............................................................     96
      14.2    Change of Address........................................................     96

ARTICLE XV:   COUNTERPARTS.............................................................     96

ARTICLE XVI:  USA PATRIOT ACT NOTIFICATION.............................................     96
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                             EXHIBITS AND SCHEDULES
                                    EXHIBITS

EXHIBIT A    --   Revolving Loan Commitments
                  (Definitions)

EXHIBIT B    --   Form of Borrowing/Election Notice
                  (Section 2.2 and Section 2.7 and Section 2.9)
EXHIBIT C    --   Form of Request for Letter of Credit
                  (Section 3.3)

EXHIBIT D    --   Form of Assignment and Acceptance Agreement
                  (Sections 2.19 and 13.3)
EXHIBIT E    --   Form of Borrowers' and Guarantors' Counsel's Opinion
                  (Section 5.1)

EXHIBIT F    --   List of Closing Documents
                  (Section 5.1)

EXHIBIT G    --   Form of Officer's Certificate
                  (Sections 5.2 and 7.1(A)(iii))

EXHIBIT H    --   Form of Compliance Certificate
                  (Sections 5.2 and 7.1(A)(iii))

EXHIBIT I    --   Form of Guaranty
                  (Definitions)

EXHIBIT J    --   Form of Commitment and Acceptance
                  (Section 2.5(A))

EXHIBIT K-1  --   Form of Domestic Borrower Note
                  (Section 2.12)

EXHIBIT K-2  --   Form of Japanese Borrower Note
                  (Section 2.12)

EXHIBIT L    --   Form of Designation Agreement
                  (Section 13.3(D))

EXHIBIT M    --   Eurocurrency Payment Offices
                  (Definitions)

                                       v
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EXHIBIT N-1  --   Forms of Japanese Withholding Tax Deliveries for US Lenders
                  (Section 4.5)

EXHIBIT N-2  --   Forms of U.S. Withholding Tax Deliveries for US Lenders
                  (Section 4.5)

EXHIBIT O    --   Form of Japanese Legal Opinion Letter
                  (Section 5.3)

                                       vi
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                                    SCHEDULES

Schedule 1.1.1   --   Permitted Existing Investments (Definitions)

Schedule 1.1.2   --   Permitted Existing Liens (Definitions)

Schedule 6.7     --   Litigation; Loss Contingencies (Section 6.7)

Schedule 6.8     --   Subsidiaries (Section 6.8)

Schedule 6.9     --   ERISA (Section 6.9)

Schedule 6.18    --   Environmental Matters (Section 6.18)

Schedule 7.3(E)  --   Transactions with Affiliates (Section 7.3(E))

                                CREDIT AGREEMENT

      This Credit Agreement dated as of August 27, 2004 is entered into by and among CATALINA MARKETING CORPORATION, a Delaware corporation (the "DOMESTIC BORROWER"), CATALINA MARKETING JAPAN, K.K., an entity organized under the laws of Japan (the "JAPANESE BORROWER"), the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, and BANK ONE, NA, having its principal office in Chicago, Illinois, in its capacity as contractual representative for itself and the other Lenders. The parties hereto agree as follows:

                             ARTICLE I: DEFINITIONS

      1.1 Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

      As used in this Agreement:

      "ACCOUNTING CHANGE" is defined in Section 10.8 hereof.

      "ACQUISITION" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which a Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Equity Interests of another Person.

      "ADMINISTRATIVE AGENT" means Bank One in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to Article XI hereof.

      "ADVANCE" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to a Borrower of the same Type and, in the case of Eurocurrency Rate Advances, in the same currency and for the same Interest Period.

      "AFFECTED LENDER" is defined in Section 2.19 hereof.

      "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than five percent (5%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

      "AGGREGATE REVOLVING LOAN COMMITMENT" means the aggregate of the Revolving Loan Commitments of all the Lenders, as they may be increased and/or reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is One Hundred Twenty Five Million and 00/100 Dollars ($125,000,000.00).

      "AGREED CURRENCIES" means (i) Dollars and (ii) so long as such currency remains an Eligible Currency, Japanese Yen.

      "Agreement" means this Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

      "AGREEMENT ACCOUNTING PRINCIPLES" means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Domestic Borrower referred to in Section 6.4(B) hereof; provided, however, except as provided in Section 10.8, that with respect to the calculation of financial ratios and other financial tests required by this Agreement, "Agreement Accounting Principles" means generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of the Domestic Borrower referred to in Section 6.4(A) hereof.

      "ALTERNATE BASE RATE" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.50%) per annum.

      "APPLICABLE COMMITMENT FEE PERCENTAGE" means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.14(C) hereof determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

      "APPLICABLE EUROCURRENCY MARGIN" means, as at any date of determination, the rate per annum then applicable to Eurocurrency Rate Loans, determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

      "APPLICABLE FLOATING RATE MARGIN" means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans, determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

      "APPLICABLE L/C FEE PERCENTAGE" means, as at any date of determination, a rate per annum then applicable in the determination of the amount payable under
Section 3.7 (i) hereof which shall equal the then effective Applicable Eurocurrency Margin.

      "ARRANGER" means J.P. Morgan Securities Inc., in its capacity as the lead arranger and sole bookrunner for the loan transaction evidenced by this Agreement.

      "ASSET SALE" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) other than (i) the sale of Inventory in the ordinary course of business, (ii) the sale or other disposition of any obsolete manufacturing Equipment disposed of in the

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ordinary course of business, (iii) the license of intellectual property granted in the ordinary course of business so long as such license does not materially diminish the value of the applicable intellectual property, and (iv) the lease of real property in the ordinary course of business.

      "ASSIGNMENT AGREEMENT" means an assignment and acceptance agreement entered into in connection with an assignment pursuant to Section 13.3 hereof in substantially the form of Exhibit D.

      "AUTHORIZED OFFICER" means any of the chief executive officer, president, chief financial officer, vice president of finance or treasurer of a Borrower, acting singly.

      "BANK ONE" means Bank One, NA, having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

      "BENEFIT PLAN" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which either Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

      "BORROWER" means either the Domestic Borrower or the Japanese Borrower, as applicable.

      "BORROWING DATE" means a date on which an Advance or Swing Line Loan is made hereunder.

      "BORROWING/ELECTION NOTICE" is defined in Section 2.7 hereof.

      "BUSINESS DAY" means:

      (a) for the purpose of determining the Eurocurrency Base Rate, a day other than a Saturday or Sunday on which banks are open for the transaction of domestic and foreign exchange business in London, England;

      (b) for the purpose of any payment to be made in Dollars, a day other than a Saturday or Sunday on which banks are open in Chicago, Illinois and New York, New York for the conduct of substantially all of their commercial lending activities, including the transaction of domestic and foreign exchange business, interbank wire transfers can be made on the Fedwire system, and dealings in Dollars are carried on in the London interbank markets; and

      (c) for any other purpose, means a day (i) other than a Saturday or Sunday on which banks are open in Chicago, Illinois and New York, New York for the conduct of substantially all of their commercial lending activities, including the transaction of domestic and foreign exchange business, and interbank wire transfers can be made on the Fedwire system, and (ii) with respect to borrowings, payment or rate selection of Loans denominated in an Agreed Currency other than Dollars, a day on which the applicable Eurocurrency Payment Office related to such currency is open for the transaction of domestic and foreign exchange business.

      "CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Leases and Purchase Money Indebtedness) by the Domestic Borrower and its Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, Equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Domestic Borrower and its Subsidiaries.

      "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      "CAPITALIZED LEASE" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

      "CAPITALIZED LEASE OBLIGATIONS" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

      "CASH EQUIVALENTS" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or an agency thereof and backed by the full faith and credit of the United States government; (ii) domestic and Eurocurrency certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by S&P or A3 (or better) by Moody's, and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days; (iii) investment grade securities (i.e., securities rated at least Baa by Moody's or at least BBB by S&P); (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody's (all such institutions being "QUALIFIED INSTITUTIONS"); (v) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to those of a type set forth in clauses (i) through (iv) above; provided that the maturities of any of the foregoing Cash Equivalents described in clauses (i) through (v) above shall not exceed 365 days from the date of acquisition thereof.

      "CHANGE" is defined in Section 4.2 hereof.

      "CHANGE OF CONTROL" means an event or series of events by which:

            (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of thirty-five percent (35%) or more of the voting power of the then outstanding Capital Stock of the Domestic Borrower entitled to vote generally in the election of the directors of the Domestic Borrower; or

            (ii) beginning with the Closing Date, during any period of 12 consecutive calendar months, the board of directors of the Domestic Borrower shall cease to have as a majority of its members individuals who either:

                  (a) were directors of the Domestic Borrower on the first day of such period, or

                  (b) were elected or nominated for election to the board of directors of the Domestic Borrower at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of the Domestic Borrower on the first day of such period, or whose election or nomination for election was so approved.

      "CLOSING DATE" means the date of this Agreement.

      "CODE" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

      "COMMISSION" means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

      "COMMITMENT INCREASE NOTICE" is defined in Section 2.5(A)(i) hereof.

      "CONSOLIDATED ASSETS" means the total assets of the Domestic Borrower and its Subsidiaries on a consolidated basis as determined in accordance with Agreement Accounting Principles.

      "CONTAMINANT" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBS"), or any constituent of any such substance or waste that is regulated under or for which liability may be imposed under Environmental, Health or Safety Requirements of Law.

      "CONTINGENT OBLIGATION", as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

      "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

      "CONTROLLED GROUP" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Domestic Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Domestic Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Domestic Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

      "CURE LOAN" is defined in Section 9.2 hereof.

      "CUSTOMARY PERMITTED LIENS" means:

            (i) Liens with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Agreement Accounting Principles;

            (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Agreement Accounting Principles;

            (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of a Borrower's or its

Subsidiary's assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $15,000,000;

            (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of a Borrower or any of its Subsidiaries;

            (v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against a Borrower or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof;

            (vi) any interest or title of the lessor in the property subject to any operating lease entered into by a Borrower or any of its Subsidiaries in the ordinary course of business;

            (vii) leases of real property entered into in the ordinary course of business; and

            (viii) Environmental Liens, Liens in favor of the IRS, Liens in favor of the PGGC and Liens in favor of any Plan which in the aggregate do not exceed $15,000,000 at any time.

      "DEFAULT" means an event described in Article VIII hereof.

      "DESIGNATED LENDER" means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 13.3(D).

      "DESIGNATING LENDER" means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 13.3(D).

      "DESIGNATION AGREEMENT" is defined in Section 13.3(D) hereof.

      "DISCLOSED LITIGATION" is defined in Section 6.7 hereof.

      "DISQUALIFIED STOCK" means any preferred stock and any Capital Stock, in each case that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Revolving Loan Termination Date.

      "DIVIDEND" means any dividend or other distribution, direct or indirect, on account of any Equity Interests of a Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in the Capital Stock of such Borrower or any of its Subsidiaries (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock of such Borrower or any of its Subsidiaries.

      "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

      "DOLLAR" and "$" means dollars in the lawful currency of the United
States.

      "DOLLAR AMOUNT" of any currency on any date of determination shall mean
(i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars, if such currency is any currency other than Dollars.

      "DOMESTIC BORROWER" means Catalina Marketing Corporation, a Delaware corporation, together with its successors and permitted assigns, including a debtor-in-possession on behalf thereof.

      "EBIT" means, for any period, on a consolidated basis for the Domestic Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) one-time non-cash restructuring charges to the extent deducted in computing Net Income, all as determined in accordance with Agreement Accounting Principles; provided, that EBIT shall be decreased by the amount of any cash expenditures in such period related to non-cash charges added back to Net Income in computing EBIT during any prior months.

      "EBITDA" means, for any period, on a consolidated basis for the Domestic Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) EBIT, plus (ii) depreciation expense to the extent deducted in computing Net Income, plus (iii) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, all as determined in accordance with Agreement Accounting Principles.

      "EFFECTIVE COMMITMENT AMOUNT" is defined in Section 2.5(A) hereof.

      "ELIGIBLE CURRENCY" means any currency other than Dollars with respect to which the Administrative Agent or a Borrower has not given notice in accordance with Section 2.21 and that is readily available, freely traded, in which deposits are customarily offered to banks in the London interbank market, convertible into Dollars in the international interbank market available to the Lenders in such market and as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders at the request of a Borrower of any currency as an Agreed Currency, currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, such country's currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (ii) as to which, in the determination of the Administrative Agent, an Equivalent Amount is not readily calculable (each of clause (i) and (ii), a "DISQUALIFYING EVENT"), then the Administrative Agent shall promptly notify the Lenders and the Borrowers, and such country's currency shall no longer be an Agreed Currency until such time as the Disqualifying Event(s) no longer exists, but in any event within five (5) Business Days of receipt of such notice from the Administrative Agent, the applicable Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loan into Loans in Dollars or another Agreed Currency, subject to the other terms contained in Articles II and IV.

      "ELIGIBLE DESIGNEE" means a special purpose corporation, partnership, limited partnership or limited liability company that is administered by a Lender or an Affiliate of a Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or the equivalent thereof by Moody's.

      "ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS OF LAW" means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq. ("OSHA"), and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq. ("RCRA"), in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

      "ENVIRONMENTAL LIEN" means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

      "EQUIPMENT" means all of the Borrowers' and their Subsidiaries' present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures,
(ii) other tangible personal property (other than such Borrower's or Subsidiary's Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

      "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      "EQUIVALENT AMOUNT" of any currency on any date of determination shall mean the equivalent in Dollars of such currency, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Administrative Agent or an Affiliate of the Administrative Agent in the London interbank market (or other market where the Administrative Agent's foreign exchange operations in respect of such currency are then being conducted) for such other currency at or about 11:00 a.m. (local time applicable to the transaction in question) on the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative

Agent or an Affiliate of the Administrative Agent may use any reasonable method it deems appropriate (after consultation with the Borrowers) to determine such amount, and such determination shall be conclusive absent manifest error.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

      "EUROCURRENCY BASE RATE" means, with respect to a Eurocurrency Rate Loan for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in the Agreed Currency as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period and having a maturity equal to such Interest Period, as adjusted for Reserves; provided that, if no such British Bankers' Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in the Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurocurrency Rate Loan and having a maturity equal to such Interest Period, as adjusted for Reserves.

      "EUROCURRENCY PAYMENT OFFICE" of the Administrative Agent shall mean, for each of the Agreed Currencies, any agency, branch or Affiliate of the Administrative Agent, specified as the "Eurocurrency Payment Office" for such Agreed Currency on Exhibit M hereto or such other agency, branch, Affiliate or correspondence bank of the Administrative Agent, as it may from time to time specify to each Borrower and each Lender as its Eurocurrency Payment Office.

      "EUROCURRENCY RATE" means, with respect to a Eurocurrency Rate Loan for the relevant Interest Period, the Eurocurrency Base Rate applicable to such Interest Period plus the then Applicable Eurocurrency Margin. The Eurocurrency Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

      "EUROCURRENCY RATE ADVANCE" means an Advance which bears interest at the Eurocurrency Rate.

      "EUROCURRENCY RATE LOAN" means a Loan, or portion thereof, which bears interest at the Eurocurrency Rate.

      "EXCLUDED TAXES" means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

      "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

      "FLOATING RATE" means, for any day for any Loan, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus the Applicable Floating Rate Margin then in effect.

      "FLOATING RATE ADVANCE" means an Advance which bears interest at the Floating Rate.

      "FLOATING RATE LOAN" means a Loan, or portion thereof, which bears interest at the Floating Rate.

      "FOREIGN EMPLOYEE BENEFIT PLAN" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of a Borrower, any of its Subsidiaries or any members of its Controlled Group and is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

      "FOREIGN PENSION PLAN" means any employee benefit plan as described in
Section 3(3) of ERISA for which a Borrower or any member of its Controlled Group is a sponsor or administrator and which (i) is maintained or contributed to for the benefit of employees of such Borrower, its Subsidiaries or any member of its Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

      "GOVERNMENTAL ACTS" is defined in Section 3.9(A) hereof.

      "GOVERNMENTAL AUTHORITY" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

      "GROSS NEGLIGENCE" means (a) recklessness, (b) the absence of slight diligence, or (c) actions taken or omitted with conscious indifference to or the reckless disregard of consequences or rights of others affected. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to the Administrative Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

      "GUARANTORS" means (i) all of the Domestic Borrower's Material Domestic Subsidiaries as of the Closing Date; (ii) any New Subsidiaries which have satisfied the provisions of Section 7.2(K) hereof; and (iii) any other Subsidiaries which become Guarantors as a result of the provisions of Section 7.2(K), and, in each case, their respective successors and permitted assigns.

      "GUARANTY" means that certain Guaranty substantially in the form of
Exhibit I hereto dated as of the Closing Date, executed by the Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended, modified, supplemented and/or restated (including to add new Guarantors), and as in effect from time to time.

      "HEDGING AGREEMENTS" is defined in Section 7.3(L) hereof.

      "HEDGING ARRANGEMENTS" is defined in the definition of Hedging Obligations below.

      "HEDGING OBLIGATIONS" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect such Person from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions ("HEDGING ARRANGEMENTS"), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

      "HOLDERS OF OBLIGATIONS" means the holders of the Obligations from time to time and shall include their respective successors, transferees and permitted assigns.

      "INDEBTEDNESS" of any Person means, without duplication, such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations, (g) obligations with respect to letters of credit, (h) Hedging Obligations, (i) Off-Balance Sheet Liabilities, and (j) Disqualified Stock held by a Person other than a Borrower or any of its Subsidiaries. The amount of Indebtedness of any Person at any date shall be without duplication
(i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness described in clause (c) above of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

      "INDEMNIFIED MATTERS" is defined in Section 10.6(B) hereof.

      "INDEMNITEES" is defined in Section 10.6(B) hereof.

      "INITIAL FUNDING DATE" means the date on which the initial Revolving Loans are advanced hereunder.

      "INSOLVENCY EVENT" is defined in Section 10.13 hereof.

      "INTERCOMPANY INDEBTEDNESS" is defined in Section 10.13 hereof.

      "INTEREST EXPENSE" means, for any period, the total interest expense of the Domestic Borrower and its consolidated Subsidiaries, whether paid or accrued (including, without duplication, the interest component of Capitalized Leases, net payments (if any) pursuant to Hedging Arrangements relating to interest rate protection, and commitment and letter of credit fees), all as determined in conformity with Agreement Accounting Principles.

      "INTEREST EXPENSE COVERAGE RATIO" is defined in Section 7.4(B) hereof.

      "INTEREST PERIOD" means, with respect to a Eurocurrency Rate Loan, a period of one (1), two (2), three (3) or six (6) months commencing on a Business Day selected by a Borrower on which a Eurocurrency Rate Advance is made to such Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day; provided, further, in no event shall any Interest Period extend beyond the Revolving Loan Termination Date.

      "INVENTORY" shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by a Borrower or any of its Subsidiaries, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the business of such Borrower or any of its Subsidiaries, and shall include all right, title and interest of such Borrower or any of its Subsidiaries in any property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by such Borrower or any of its Subsidiaries.

      "INVESTMENT" means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. Investment shall not include, until funded, any Contingent Obligation included in the calculation of Indebtedness.

      "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

      "ISSUING BANK" means Bank One in its separate capacity as an issuer of Letters of Credit pursuant to Section 3.1.

      "JAPANESE BORROWER" means Catalina Marketing Japan, K.K., registered at 6F Otemachi-Tatemono Aoyama Bldg., 3-1-31, Minami-Aoyama, Minato-ku, Tokyo 107-0062, Japan, together with its successors and permitted assigns.

      "JAPANESE YEN" means the lawful currency of Japan.

      "JAPANESE YEN SUBLIMIT" means the Japanese Yen equivalent of U.S. $50,000,000.

      "L/C DOCUMENTS" is defined in Section 3.3 hereof.

      "L/C DRAFT" means a draft drawn on the Issuing Bank pursuant to a Letter of Credit.

      "L/C INTEREST" shall have the meaning ascribed to such term in Section 3.5 hereof.

      "L/C OBLIGATIONS" means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by a Borrower or a Guarantor but not yet issued (unless the request for an unissued Letter of Credit has been denied).

      "LENDER INCREASE NOTICE" is defined in Section 2.5(A)(T) hereof.

      "LENDERS" means the lending institutions listed on the signature pages of this Agreement, including the Issuing Bank and the Swing Line Bank, and each of their respective successors and assigns.

      "LENDING INSTALLATION" means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

      "LETTER OF CREDIT" means the letters of credit to be issued by the Issuing Bank pursuant to Section 3.1 hereof.

      "LEVERAGE RATIO" is defined in Section 7.4(A) hereof.

      "LIEN" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

      "LOAN(S)" means, with respect to a Lender, such Lender's portion of any Advance made pursuant to Section 2.1 hereof, as applicable, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.2 hereof, and collectively, all Revolving Loans and Swing Line Loans, whether made or continued as or converted to Floating Rate Loans or Eurocurrency Rate Loans.

      "LOAN ACCOUNT" is defined in Section 2.12(A) hereof.

      "LOAN DOCUMENTS" means this Agreement, the Guaranty and all supplements thereto, and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

      "LOAN PARTIES" is defined in Section 5.1 hereof.

      "MARGIN STOCK" shall have the meaning ascribed to such term in Regulation
U.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect upon (a) the business, properties, prospects, operations or condition (financial or otherwise) of the Domestic Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Domestic Borrower and its Subsidiaries, taken as a whole, to pay or perform their respective Obligations, liabilities and Indebtedness under the Loan Documents in any material respects or (c) the ability of the Lenders or the Agent to enforce in any material respect the Obligations.

      "MATERIAL DOMESTIC SUBSIDIARY" means, without duplication, each consolidated Subsidiary of the Domestic Borrower (a) organized under the laws of the United States of America or a state and (b) which either (i) represents more than five percent (5%) of Consolidated Assets as would be shown in the consolidated financial statements of the Domestic Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than five percent (5%) of the consolidated net sales or of the consolidated net income of the Domestic Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

      "MATERIAL INDEBTEDNESS" is defined in Section 8.1(E) hereof.

      "MOODY'S" means Moody's Investors Service, Inc.

      "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001 (a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Domestic Borrower or any member of the Controlled Group.

      "NET INCOME" means, for any period, the net earnings (or loss) after taxes of the Domestic Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

      "NEW SUBSIDIARY" is defined in Section 7.3(D).

      "NON-ERISA COMMITMENTS" means

            (i) each pension, medical, dental, life, accident insurance, disability, group insurance, sick leave, profit sharing, deferred compensation, bonus, stock option, stock purchase, retirement, savings, severance, stock ownership, performance, incentive, hospitalization or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind; and

            (ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, with or for the benefit of any current executive officer or director of the Domestic Borrower (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of the Domestic Borrower or any member of the Controlled Group);

to which the Domestic Borrower or any member of the Controlled Group is a party or with respect to which the Domestic Borrower or any member of the Controlled Group is or will be required to make any payment other than any Plans.

      "NON PRO RATA LOAN" is defined in Section 9.2 hereof.

      "NON-U.S. LENDER" is defined in Section 4.5(iii) hereof.

      "NOTE" means a promissory note of (i) the Domestic Borrower payable to the order of any Lender, in substantially the form of Exhibit K-1 hereto, evidencing the aggregate indebtedness of the Domestic Borrower to such Lender under this Agreement and (ii) the Japanese Borrower payable to the order of any Lender, in substantially the form of Exhibit K-2 hereto, evidencing the aggregate indebtedness of the Japanese Borrower to such Lender under this Agreement.

      "NOTICE OF ASSIGNMENT" is defined in Section 13.3(B) hereof.

      "OBLIGATIONS" means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by each Borrower or any of its Subsidiaries to the Administrative Agent, any Lender, the Swing Line Bank, the Arranger, any Affiliate of the Administrative Agent or any Lender, the Issuing Bank or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Borrowers or any of their respective Subsidiaries under this Agreement or any other Loan Document.

      "OFF-BALANCE SHEET LIABILITIES" of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or notes receivable or any other obligation of a Borrower or such transferor to purchasers/transferees of interests in Receivables or notes receivables or the agent for such purchasers/transferees),
(b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability under any financing lease or so-called "synthetic lease" transaction or "tax ownership operating lease" transaction, or (d) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

      "OTHER TAXES" is defined in Section 4.5 hereof.

      "PARTICIPANTS" is defined in Section 13.2(A) hereof.

      "PAYMENT DATE" means the last day of each calendar quarter.

      "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

      "PERMITTED ACQUISITION" is defined in Section 7.3(D) hereof.

      "PERMITTED EXISTING INVESTMENTS" means the Investments of the Domestic Borrower and its Subsidiaries identified as such on Schedule 1.1.1 to this Agreement.

      "PERMITTED EXISTING LIENS" means the Liens on assets of the Domestic Borrower and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

      "PERSON" means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

      "PLAN" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Domestic Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

      "PRIME RATE" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

      "PROPERTY" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

      "PROPOSED NEW LENDER" is defined in Section 2.5(A)(i) hereof.

      "PRO RATA SHARE" means, with respect to any Lender, the percentage obtained by dividing (A) such Lender's Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing (x) the sum of (A) such Lender's Revolving Loans, plus (B) such Lender's share of the obligations to purchase participations in Swing Line Loans and Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of Revolving Loans, plus (B) the aggregate outstanding amount of all Swing Line Loans and Letters of Credit.

      "PURCHASE MONEY INDEBTEDNESS" means Indebtedness incurred by a Borrower or any of its Subsidiaries after the Closing Date to finance the acquisition of assets which has a scheduled maturity and is not due on demand, and which does not exceed the cost of the applicable assets.

      "PURCHASERS" is defined in Section 13.3(A) hereof.

      "RATE OPTION" means the Eurocurrency Rate or the Floating Rate, as applicable.

      "RECEIVABLE(s)" means and includes all of the Borrowers' and their respective Subsidiaries' presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of such Borrower and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

      "REGISTER" is defined in Section 13.3(c) hereof.

      "REGULATION T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

      "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

      "REGULATION X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

      "REIMBURSEMENT OBLIGATION" is defined in Section 3.6 hereof.

      "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

      "REPLACEMENT LENDER" is defined in Section 2.19 hereof.

      "REPORTABLE EVENT" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043 (a) of ERISA that it be notified within 30 days after such event occurs; provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a

Reportable Event regardless of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

      "REQUIRED LENDERS" means Lenders whose Pro Rata Shares, in the aggregate, are at least fifty-one percent (51%); provided, however, that, if any of the Lenders shall have failed to fund its Pro Rata Share of (i) any Revolving Loan requested by a Borrower, (ii) any Revolving Loan required to be made in connection with reimbursement for any L/C Obligations or (iii) any Swing Line Loan as requested by the Administrative Agent, which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "REQUIRED LENDERS" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans or Swing Line Loans has not been so cured) whose Pro Rata Shares represent at least fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; provided further, however, that, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement, "REQUIRED LENDERS" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans and L/C Obligations are at least fifty-one percent (51%).

      "REQUIREMENTS OF LAW" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

      "RESERVES" shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to "Eurocurrency liabilities" or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

      "REVOLVING CREDIT AVAILABILITY" means, at any particular time, the amount by which (x) the Aggregate Revolving Loan Commitment at such time exceeds (y) the Dollar Amount of the Revolving Credit Obligations outstanding at such time.

      "REVOLVING CREDIT OBLIGATIONS" means, at any particular time, the sum of
(i) the outstanding principal Dollar Amount of the Revolving Loans at such time, plus (ii) the outstanding principal Dollar Amount of the Swing Line Loans at such time, plus (iii) the outstanding L/C Obligations at such time.

      "REVOLVING LOAN" is defined in Section 2.1 hereof.

      "REVOLVING LOAN COMMITMENT" means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Swing Line Loans not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading "Revolving Loan Commitment" or in the assignment and acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and acceptance.

      "REVOLVING LOAN TERMINATION DATE" means August 27, 2009.

      "RISK-BASED CAPITAL GUIDELINES" is defined in Section 4.2 hereof.

      "S&P" means Standard and Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

      "SELLING LENDER" is defined in Section 2.5(A)(i) hereof.

      "SETTLEMENT DATE" is defined in Section 2.5(A)(ii) hereof.

      "SUBSIDIARY" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" means a Subsidiary of the Domestic Borrower and shall include, subject to Sections 1.3(B) and 4.7, the Japanese Borrower.

      "SUBSTANTIAL PORTION" means, with respect to the Property of the Domestic Borrower and its Subsidiaries, Property which (i) represents more than 15% of Consolidated Assets as would be shown in a pro forma balance sheet of the Domestic Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (after giving effect to all asset acquisitions and dispositions made during such twelve month period), or (ii) is responsible for more than 15% of the pro forma net sales or of the pro forma net income of the Domestic Borrower and its Subsidiaries as set forth in a pro forma income statement for such twelve-month period (after giving effect to all asset acquisitions and dispositions made during such twelve-month period).

      "SWING LINE BANK" means Bank One pursuant to the terms hereof.

      "SWING LINE COMMITMENT" means the commitment of the Swing Line Bank, in its discretion, to make Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

      "SWING LINE LOAN" means a Loan made available to the Domestic Borrower by the Swing Line Bank pursuant to Section 2.2 hereof.

      "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

      "TERMINATION DATE" means the earlier of (a) the Revolving Loan Termination Date, and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.5 hereof or the Revolving Loan Commitments pursuant to Section 9.1 hereof.

      "TERMINATION EVENT" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Domestic Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Domestic Borrower or such Controlled Group member was a "substantial employer" as defined in Section 4001(a)(2) of ERISA with respect to such plan or a reduction or cessation of operations which results in the termination of employment of twenty percent (20%) or more of the participants of a Benefit Plan who are employees of the Domestic Borrower or any member of the Controlled Group; (iii) the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 404 1(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Domestic Borrower or any member of the Controlled Group from a Multiemployer Plan.

      "TRANSFEREE" is defined in Section 13.5 hereof.

      "TREATY LENDER" is defined in Section 4.5(iii) hereof.

      "TYPE" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Rate Loan.

      "UNMATURED DEFAULT" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

      "US LENDER" is defined in Section 4.5(iii) hereof.

      "WACHOVIA LEASE PROGRAM INDEBTEDNESS" means all Indebtedness outstanding under that certain $30,500,000 end loaded lease financing facility described in that certain Participation Agreement dated as of October 21, 1999 by and among Catalina Marketing Manufacturer Services, Inc. (formerly known as Catalina Marketing Sales Corporation), Wells Fargo Bank Northwest, National Association (as successor to First Security Bank, National Association), the various lending institutions party thereto and First Union National Bank, now known as Wachovia Bank, National Association, as agent for such lending institutions, and related agreements, as the same may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

      The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

      1.2 References. Any references to Subsidiaries of the Domestic Borrower shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

      1.3 Joint and Several Liability for Obligations of the Japanese Borrower; No Liability of Japanese Borrower for Obligations of the Domestic Borrower.

      (A) Joint and Several Liability for Obligations of the Japanese Borrower. Notwithstanding anything to the contrary contained herein, the Domestic Borrower hereby irrevocably and unconditionally retains and accepts joint and several liability with the Japanese Borrower with respect to the payment and performance of all of the Obligations of or attributable to the Japanese Borrower arising hereunder or under the other Loan Documents (including, without limitation, Loans outstanding in Japanese Yen), it being the intention of the parties hereto that all of such Obligations shall be the joint and several obligations of the Domestic Borrower and the Japanese Borrower without preference or distinction among them. Each provision hereunder or in the Loan Documents relating to the obligations or liabilities of the Japanese Borrower shall be deemed to include a reference to the Domestic Borrower, as a joint and several obligor for such obligations and liabilities, whether or not a specific reference to the Domestic Borrower is included therein.

      (B) No Liability of Japanese Borrower for Obligations of the Domestic Borrower. Notwithstanding anything to the contrary contained herein, the Japanese Borrower shall not be liable for the Loans made to or any other Obligations incurred by or on behalf of the Domestic Borrower, any Guarantor, or any other Affiliate thereof.

          ARTICLE II: THE REVOLVING LOAN FACILITY

      2.1 Revolving Loans.

      (A) Upon the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2, as applicable, from and including the Initial Funding Date and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make (i) revolving loans to the Domestic Borrower from time to time, denominated solely in Dollars, and (ii) revolving loans to the Japanese Borrower from time to time, denominated solely in Japanese Yen, each in a Dollar Amount not to exceed the greater of such Lender's Pro Rata Share of Revolving Credit Availability at such time or its Revolving Loan Commitment (each individually, a "REVOLVING LOAN" and, collectively, the "REVOLVING LOANS"); provided, however, at no time shall (x) the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment, or (y) the Dollar Amount of the Revolving Loans denominated in Japanese Yen exceed the Japanese Yen Sublimit. Subject to the terms of this Agreement, the Domestic Borrower and the Japanese Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. Revolving Loans shall be, at the option of the Domestic Borrower or the Japanese Borrower, so long as such option complies with the terms of this Agreement, either be Floating Rate Loans or Eurocurrency Rate Loans. On the Termination Date, (i) the Domestic Borrower shall repay in full the outstanding principal balance of all of the Revolving Loans and (ii) the Japanese Borrower shall repay in full the outstanding principal balance of the Revolving Loans denominated in Japanese Yen. Each Advance under this Section 2.1 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Pro Rata Share.

      (B) Borrowing/Election Notice. A Borrower shall give the Administrative Agent written notice of each requested Revolving Loan in the form of a Borrowing/Election Notice, signed by it, in accordance with the terms of Section
2.7. The Administrative Agent shall promptly notify each Lender of such request.

      (C) Making of Revolving Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.7 in respect of Revolving Loans, the Administrative Agent shall notify each Lender by telecopy, or other similar form of transmission, of the requested Revolving Loan. Each Lender shall make available its Revolving Loan in accordance with the terms of Section 2.6. The Administrative Agent will promptly make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent's office in Chicago, Illinois or the Administrative Agent's Eurocurrency Payment Office on the applicable Borrowing Date, and shall disburse such proceeds in accordance with the applicable Borrower's disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date.

      2.2 Swing Line Loans. (A) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 5.1 and 5.2, as applicable, from and including the Initial Funding Date and prior to the Termination Date, the Swing Line Bank may, in its discretion, on the terms and conditions set forth in this Agreement, make swing line loans solely to the Domestic Borrower from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a "SWING LINE LOAN" and collectively, the "SWING LINE LOANS"); provided, however, at no time shall the extension of a Swing Line Loan cause the Dollar Amount of the Revolving Credit Obligations to exceed the Aggregate Revolving Loan Commitment. Subject to the terms of this Agreement, the Domestic Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date. The Japanese Borrower shall have no payment obligations with respect to Swing Line Loans.

      (B) Borrowing/Election Notice for Swing Line Loans. The Domestic Borrower shall deliver to the Administrative Agent and the Swing Line Bank a Borrowing/Election Notice, signed by it, not later than 12:00 noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same date as the date the Borrowing/Election Notice is given), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $500,000 and increments of $100,000 in excess thereof. The Swing Line Loans shall at all times be Floating Rate Loans.

      (C) Making of Swing Line Loans. Promptly (but in any event not later than 2:00 p.m. (Chicago time)) after receipt of the Borrowing/Election Notice under
Section 2.2(B) in respect of Swing Line Loans, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in Chicago, Illinois to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the Domestic Borrower on the Borrowing Date at the Administrative Agent's aforesaid address.

      (D) Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Domestic Borrower on or before the fifth (5th) day after the Borrowing Date for such Swing Line Loan. The Domestic Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, upon notice to the Administrative Agent and the Swing Line Bank. In addition, the Administrative Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth (5th) day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Bank) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than 12:00 noon (Chicago time) on the date of any notice received pursuant to this Section 2.2(D), each Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available in Chicago, Illinois to the Administrative Agent at its address specified pursuant to Article XIV. Revolving Loans made pursuant to this Section 2.2(D) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Rate Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 5.1 and 5.2, as applicable, had not then been satisfied (it being understood that the Swing Line Bank will, if asked in writing, inform a Lender whether it is aware that any such applicable conditions have not so been satisfied), such Lender's obligation to make Revolving Loans pursuant to this Section 2.2(D) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation,
(a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Domestic Borrower or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2(D), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this
Section 2.2(D), such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Domestic Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

      2.3 Rate Options for all Advances; Maximum Interest Periods. The Swing Line Loans shall be Floating Rate Loans at all times. The Revolving Loans may be Floating Rate Advances or Eurocurrency Rate Advances, or a combination thereof, selected by the applicable Borrower in accordance with Section 2.7. A Borrower may select, in accordance with Section 2.9, Rate Options and Interest Periods applicable to the Revolving Loans; provided that there shall be no more than ten
(10) Interest Periods in effect with respect to all of the Loans at any time.

      2.4 Optional Payments; Mandatory Prepayments.

      (A) Optional Payments. The applicable Borrower may from time to time and at any time upon at least one (1) Business Day's prior written notice repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances in an aggregate minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof. Eurocurrency Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4, provided, that a Borrower may not so prepay Eurocurrency Rate Advances unless it shall have provided at least three (3) Business Days' prior written notice to the Administrative Agent of such prepayment if the Agreed Currency is Dollars and three (3) Business Days' prior written notice to the Administrative Agent if the Agreed Currency is a currency other than Dollars and provided, further, that optional prepayments of Eurocurrency Rate Advances made pursuant to this Section
2.4 shall be in an aggregate minimum amount of (x) $1,000,000 for Dollar Loans and (y) 50 million Japanese Yen for Japanese Yen Loans, and in integral multiples of $1,000,000 or 50 million Japanese Yen, as applicable, in excess thereof (or such lesser amount as would repay all outstanding Advances).

      (B) Mandatory Prepayments. If at any time and for any reason (other than fluctuations in currency exchange rates) the Dollar Amount of the Revolving Credit Obligations are greater than the Aggregate Revolving Loan Commitment, either the Domestic Borrower or the Japanese Borrower shall promptly (and in any case within three (3) Business Days) make a mandatory prepayment of the Revolving Credit Obligations in an amount equal to such excess. In addition, if the L/C Obligations outstanding at any time are greater than the Aggregate Revolving Loan Commitment at such time minus the sum of the outstanding principal amount of the Revolving Loans at such time and the outstanding principal amount of the Swing Line Loans at such time, the Borrowers shall either prepay the Obligations in an amount equal to such excess or deposit cash collateral with the Administrative Agent in an amount in Dollars equal to such excess. On the date any prepayment is received by the Administrative Agent, such prepayment shall be applied first to Floating Rate Loans and to any Eurocurrency Rate Loans maturing on such date and then to subsequently maturing Eurocurrency Rate Loans in order of maturity. On the last Business Day of each month, the Administrative Agent shall calculate the aggregate outstanding principal balance of the Japanese Yen Loans in Dollars. If such balance, as calculated in Dollars exceeds the Japanese Yen Sublimit by more than US$1,000,000, then the Borrowers, within three (3) days of notice thereof from the Administrative Agent shall make a mandatory prepayment of the Japanese Yen Loans in such amount as necessary to cause the outstanding balance thereof to equal or be less than the Japanese Yen Sublimit. Such calculation (and resulting prepayments) may occur more frequently during the continuance of a Default in addition to the foregoing, if at any time: (x) the Dollar Amount of the Revolving Credit Obligations exceeds one hundred five percent (105%) of the Aggregate Revolving Loan

Commitment, whether as a result of fluctuations in currency exchange rates or otherwise, the Borrowers for the ratable benefit of the Lenders shall promptly prepay Loans in an aggregate amount such that after giving effect thereto the Dollar Amount of the Revolving Credit Obligations is less than or equal to the Aggregate Revolving Loan Commitment.

      2.5 Increases and Reduction of Revolving Loan Commitments.

      (A) Increases to Aggregate Commitment.

      (i) At any time, the Domestic Borrower may request that the Aggregate Revolving Loan Commitment be increased; provided that, without the prior written consent of all of the Lenders, (a) the Aggregate Revolving Loan Commitment shall at no time exceed $175,000,000 minus the aggregate amount of all reductions in the Aggregate Revolving Loan Commitment previously made pursuant to Section 2.5(B), (b) the Domestic Borrower shall not be entitled to make any such request more frequently than once in each 12-month period, (c) each such request shall be in a minimum amount of at least $10,000,000 and increments of $5,000,000 in excess thereof and (d) no such increase shall result in an increase in the Japanese Yen Sublimit. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Domestic Borrower not less than fifteen (15) Business Days prior to the proposed effective date of such increase, which notice (a "COMMITMENT INCREASE NOTICE") shall specify the amount of the proposed increase in the Aggregate Revolving Loan Commitment and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably in proportions that their respective Commitments bear to the Aggregate Commitment. No Lender shall have any obligation to increase its Commitment pursuant to a Commitment Increase Notice. On or prior to the date that is ten (10) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Administrative Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a "LENDER INCREASE NOTICE"). Any Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such ten (10) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the increases of Commitments set forth in the Lender Increase Notices exceed the amount requested by the Domestic Borrower in the Commitment Increase Notice, the Administrative Agent and the Arranger shall have the right, in consultation with the Domestic Borrower, to allocate the amount of increases necessary to meet the Borrower's Commitment Increase Notice. In the event that the Lender Increase Notices are less than the amount requested by the Domestic Borrower, the Administrative Agent shall assist and consult with the Domestic Borrower in an effort to identify financial institutions which may be interested in becoming a party to the Agreement and not later than three (3) Business Days prior to the proposed effective date the Domestic Borrower may notify the Administrative Agent of any financial institution that shall have agreed to become a "Lender" party hereto (a "PROPOSED NEW LENDER") in connection with the Commitment Increase Notice. Any Proposed New Lender shall be consented to by the Administrative Agent (which consent shall not be unreasonably withheld). If the Domestic Borrower shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the Domestic Borrower shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase

Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Domestic Borrower and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender's and Proposed New Lenders' Commitment (the "EFFECTIVE COMMITMENT AMOUNT") and the amount of the Aggregate Revolving Loan Commitment, which amounts shall be effective on the following Business Day. Any increase in the Aggregate Revolving Loan Commitment shall be subject to the following conditions precedent: (A) the Domestic Borrower shall have obtained the consent thereto of each Guarantor and its reaffirmation of the Loan Document(s) executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent, (B) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Revolving Loan Commitment, each of the representations and warranties of the Borrowers hereunder shall be true and correct as if made on and as of such date and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (C) the Domestic Borrower, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a "Commitment" in support of such increase in the Aggregate Revolving Loan Commitment shall have executed and delivered a "Commitment and Acceptance" substantially in the form of Exhibit J hereto, (D) counsel for the Borrowers and for the Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent and (E) the Domestic Borrower and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Section 4.5 or that the Administrative Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Administrative Agent to the Domestic Borrower. Upon satisfaction of the conditions precedent to any increase in the Aggregate Revolving Loan Commitment, the Administrative Agent shall promptly advise the Borrowers and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Revolving Loan Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party hereto as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

      (ii) For purposes of this clause (ii), the term "BUYING LENDER(s)" shall mean (1) each Lender the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Aggregate Commitment and (2) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice, and the term "SELLING LENDER(s)" shall mean each Lender whose Commitment under this Agreement is not being increased from that in effect prior to such increase in the Aggregate Commitment. Effective on the effective date of any increase in the Aggregate Commitment pursuant to clause (i) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender's right, title and interest in and to its outstanding Loans and L/C Obligations in the respective dollar amounts and percentages necessary so that, from and after such sale, each such Selling Lender's outstanding Loans and L/C Obligations shall equal such Selling Lender's Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans and L/C Obligations under this Agreement. Effective on the effective date of the increase in the Aggregate Commitment pursuant to clause (i) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Loans and L/C Obligations purchased hereby shall equal the respective dollar amount necessary so that, from and after such payments, each Buying Lender's outstanding Loans and L/C Obligations shall equal such Buying Lender's Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans and L/C Obligations under this Agreement. Such amount shall be payable as follows: (a) with respect to all Floating Rate Advances, on the effective date of the increase in the Aggregate Commitment by wire transfer of immediately available funds to the Administrative Agent and (b) with respect to all Eurocurrency Rate Advances, unless otherwise agreed to between the Buying Lenders and Selling Lenders, on the earlier of (i) the last day of the then current Interest Period by wire transfer of immediately available funds to the Administrative Agent and
(ii) the date on which any such Eurocurrency Rate Loan either becomes due (by acceleration or otherwise) or is prepaid (such earlier date being hereinafter referred to as the "SETTLEMENT DATE") and, for purposes of calculating interest due and payable with respect to the Eurocurrency Rate Loans, the Lenders' Pro Rata Shares in each such outstanding Eurocurrency Rate Loan, shall not be adjusted by virtue of the applicable increase until such Settlement Date. The Administrative Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Loans and L/C Obligations being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Loans or L/C Obligations, except for participations which will be extinguished to the extent of such payment upon payment to Selling Lender of an amount equal to the portion of the outstanding Loans and L/C Obligations being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender's representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Administrative Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Domestic Borrower hereby agrees to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Lender in connection with the sale and assignment of any Eurocurrency Rate Loans hereunder on the terms and in the manner as set forth in Section 4.4 if the Settlement Date is a date (other than the last day of the applicable Interest Period) on which any such Eurocurrency Rate Loans become due (by acceleration or otherwise) or are prepaid.

      (B) Reductions to Aggregate Revolving Loan Commitment. The Domestic Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $5,000,000 and integral multiples of $5,000,000 in excess of that amount (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least three (3) Business Day's prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal Dollar Amount of the outstanding Revolving Credit Obligations. In addition, the Agent or the Required Lenders may permanently reduce the Aggregate Revolving Loan Commitment as provided in Section 7.3(A)(vi). All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder or any reduction of the Aggregate Revolving Loan Commitment on the amount so reduced.

      2.6 Method of Borrowing. Not later than 12:00 noon (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan, in immediately available funds in the Agreed Currency, to the Administrative Agent at its address specified pursuant to Article XIV, unless the Administrative Agent has notified the Lenders that such Loan is to be made available to a Borrower at the Administrative Agent's Eurocurrency Payment Office, in which case each Lender shall make available its Loan or Loans, in funds immediately available to the Administrative Agent at its Eurocurrency Payment Office, not later than 1:00 p.m. (local time in the city of the Administrative Agent's Eurocurrency Payment Office) in the Agreed Currency designated by the Administrative Agent. The Administrative Agent will promptly make the funds so received from the Lenders available to such Borrower at the Administrative Agent's aforesaid address, as applicable.

      2.7 Method of Selecting Types, Currency and Interest Periods for Advances. The applicable Borrower shall select the Type of Advance requested by it and, in the case of each Eurocurrency Rate Advance, the Interest Period and Agreed Currency applicable to each Advance from time to time. All such requests shall be limited by the terms of this Agreement, including, without limitation, the currency restrictions set forth in Section 2.1 (A). The applicable Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a "BORROWING/ELECTION NOTICE") not later than 10:00 a.m. (Chicago time) (a) on or before the Borrowing Date of each Floating Rate Advance, (b) three (3) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in Dollars and (c) three (3) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in any Agreed Currency other than Dollars, specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurocurrency Rate Advance, the Interest Period and Agreed Currency applicable thereto. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of such Floating Rate Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate, changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of the Loans maintained as Floating Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate. Changes in the rate of interest on that portion of the Loans maintained as Eurocurrency Rate Advances will take effect simultaneously with each change in the Applicable Eurocurrency Margin. Notwithstanding anything to the contrary in this Agreement, the Japanese Borrower shall not be permitted to request a Floating Rate Advance at any time.

      2.8 Minimum Amount of Each Advance. Each Floating Rate Advance (other than an Advance to repay Swing Line Loans or a Reimbursement Obligation) shall be in the minimum amount of $1,000,000 (or the approximate Equivalent Amount of any Agreed Currency other than Dollars) (and in multiples of $500,000 (or the approximate Equivalent Amount of any Agreed Currency other than Dollars) if in excess thereof); provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment. Each Eurocurrency Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof).

      2.9 Method of Selecting Types, Currency and Interest Periods for Conversion and Continuation of Advances.

      (A) Right to Convert. A Borrower may elect from time to time, subject to the provisions of Section 2.3 and this Section 2.9, to convert all or any part of a Loan of any Type extended to it into any other Type or Types of Loans; provided that any conversion of any Eurocurrency Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

      (B) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurocurrency Rate Loans. Eurocurrency Rate Loans in Dollars shall continue as Eurocurrency Rate Loans in Dollars until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Rate Loans shall be automatically converted into Floating Rate Loans unless the applicable Borrower shall have given the Administrative Agent a Borrowing/Election Notice in accordance with Section 2.9(D) requesting that, at the end of such Interest Period, such Eurocurrency Rate Loans continue as a Eurocurrency Rate Loan. Unless a Borrowing/Election Notice shall have timely been given in accordance with the terms of this Section 2.9, Eurocurrency Rate Advances in an Agreed Currency other than Dollars shall automatically continue as Eurocurrency Rate Advances in the same Agreed Currency with an Interest Period of one month.

      (C) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.9(A) or Section 2.9(B), (x) no Floating Rate Loan or Eurocurrency Rate Loan in Dollars may be converted into or continued as a Eurocurrency Rate Loan (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing and (y) no Eurocurrency Rate Loan in an Agreed Currency other than Dollars may be converted into or continued as a Eurocurrency Rate Loan in an Agreed Currency other than Dollars with an Interest Period greater than one month (except with the consent of the Required Lenders) when any Unmatured Default has occurred and is continuing.

      (D) Borrowing/Election Notice. The applicable Borrower shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Loan into a Eurocurrency Rate Loan or continuation of a Eurocurrency Rate Loan not later than 10:00 a.m. (Chicago time) (x) three (3) Business Days prior to the date of the requested conversion or continuation with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in Dollars and (y) three (3) Business Days prior to the date of the requested conversion or continuation with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in an Agreed Currency other than Dollars, specifying: (1) the requested date (which shall be a

Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of Eurocurrency Rate Loan(s) into which such Loan is to be converted or continued, the Agreed Currency and the duration of the Interest Period applicable thereto.

      (E) Limitations on Conversions. Notwithstanding anything to the contrary set forth herein, at the election of the applicable Borrower under this Section 2.9, (i) Eurocurrency Rate Advances in an Agreed Currency may be converted and/or continued as Eurocurrency Rate Advances only in the same Agreed Currency and (ii) the Japanese Borrower shall not be permitted to request that any Eurocurrency Rate Advance be converted into a Floating Rate Advance at any time.

      2.10 Default Rate. After the occurrence and during the continuance of a Default, at the option of the Administrative Agent or at the direction of the Required Lenders, (a) the interest rate(s) applicable to the Obligations resulting from Floating Rate Advances, Swing Line Loans or Eurocurrency Rate Advances in Dollars shall be equal to the Floating Rate, changing as and when the Floating Rate changes plus two percent (2.00%) per annum for all such Loans and other Obligations, (b) the interest rate applicable to Obligations resulting from Eurocurrency Rate Advances in an Agreed Currency other than Dollars shall be equal to the Eurocurrency Rate for Loans in the applicable Agreed Currency as determined for a one-month Interest Period (changing as and when such Eurocurrency Rate and Interest Period changes) plus two percent (2.00%) per annum for all such Loans and Obligations, and (c) the fees payable under Section
3.7 with respect to Letters of Credit shall be equal to the Applicable L/C Fee Percentage plus two percent (2.00%) per annum.

      2.11 Method of Payment. All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent (i) at the Administrative Agent's address specified pursuant to Article XIV, with respect to Advances or other Obligations denominated in Dollars and
(ii) at the Administrative Agent's Eurocurrency Payment Office with respect to any Advance or other Obligations denominated in an Agreed Currency other than Dollars, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the applicable Borrower, by 2:00 p.m. (Chicago time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each Advance shall be repaid or prepaid in the Agreed Currency in which it was made in the amount borrowed and interest payable thereon shall also be paid in such currency. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Each Borrower authorizes the Administrative Agent to charge the account of such Borrower maintained with Bank One for each payment of principal, interest, fees and commissions owed by such Borrower as it becomes due hereunder; provided, that the account of the Domestic Borrower may be charged for all such amounts owed by it and the Japanese Borrower. The Domestic Borrower authorizes the Administrative Agent to charge the account of such Borrower maintained with Bank One for each payment of L/C Obligations as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, to the Issuing Bank, in the case of payments required to be made by the Domestic Borrower to the Issuing Bank pursuant to Article III.

            (b) Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such Agreed Currency with the result that different types of such Agreed Currency (the "NEW CURRENCY") are introduced and the type of currency in which the Advance was made (the "ORIGINAL CURRENCY") no longer exists or the applicable Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall be made to the Administrative Agent in such amount and such type of the New Currency or Dollars as shall be equivalent to the amount of such payment otherwise due hereunder in the Original Currency. In addition, notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, a Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in the type of currency in which such Advance was made because of the imposition of any such currency control or exchange regulation, then such Advance shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance.

      2.12 Evidence of Debt.

      (A) Each Lender shall maintain in accordance with its usual practice an account or accounts (a "LOAN ACCOUNT") evidencing the indebtedness of the Borrowers to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

      (B) The Register maintained by the Administrative Agent pursuant to
Section 13.3(C) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

      (C) The entries made in the Loan Account, the Register and the other accounts maintained pursuant to subsections (A) or (B) of this Section shall be prima facie evidence of the information set forth therein, and, unless a Borrower objects to information contained in the Loan Accounts, the Register or the other accounts within thirty (30) days of such Borrower's receipt of such information, shall constitute an account stated; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of such Borrower to repay the Loans in accordance with the terms of this Agreement.

      (D) Any Lender may request that the Revolving Loans made by it each be evidenced by a promissory note substantially in the form of Exhibit K-1 or Exhibit K-2, as applicable, hereto to evidence such Lender's Revolving Loans. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender and substantially in the form of Exhibit K-1 or Exhibit K-2, as applicable, hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

      2.13 Telephonic Notices. Each Borrower authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith reasonably believes to be acting on behalf of such Borrower. Each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall be prima facie evidence of the information set forth therein. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic Borrowing/Election Notices, such recordings will be made available to the applicable Borrower upon such Borrower's request therefor.

      2.14 Promise to Pay; Interest and Commitment Fees; Interest Payment Dates; Interest and Fee Basis; Loan and Control Accounts.

      (A) Promise to Pay. The Domestic Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it or by the Japanese Borrower, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents. The Japanese Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

      (B) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurocurrency Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on such Eurocurrency Rate Loan having an interest period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Notwithstanding anything to the contrary in this Agreement, solely with respect to interest which shall accrue on Eurocurrency Rate Loans owing by the Japanese Borrower during the first ninety days after the Closing Date, such interest shall be payable at the end of such ninety day period. Thereafter, interest shall be payable in accordance with the terms otherwise set forth herein. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such Payment Date to occur following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

      (C) Commitment Fees and Administrative Agent's Fees. The Domestic Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee accruing at the rate of the then Applicable Commitment Fee Percentage, on the amount by which (A) the Aggregate Revolving Loan Commitment in effect from time to time exceeds (B) the Revolving Credit Obligations (excluding the outstanding principal amount of the Swing Line Loans) in effect from time to time. All such commitment fees payable under this clause
(C) shall be payable quarterly in arrears on each Payment Date occurring after the Closing Date (with the first such payment being calculated for the period from the Closing Date and ending on September 30, 2004), on the date of any reduction of the Aggregate Revolving Loan Commitment for the amount so reduced and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole.

      (i) The Borrowers agree to pay to the Administrative Agent for the sole account of the Administrative Agent and the Arranger (unless otherwise agreed between the Administrative Agent and the Arranger and any Lender) the fees set forth in the letter agreement among the Administrative Agent, the Arranger and the Borrowers dated June 25, 2004, payable at the times and in the amounts set forth therein.

      (D) Interest and Fee Basis; Applicable Floating Rate Margins, Applicable Eurocurrency Margin; Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage.

      (i) Interest on Eurocurrency Rate Loans, interest on Floating Rate Loans where interest is calculated by reference to the Federal Funds Effective Rate and fees shall be calculated for actual days elapsed on the basis of a 360-day year for actual days elapsed. Interest on Floating Rate Loans where interest is calculated by reference to the Prime Rate shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

      (ii) The Applicable Floating Rate Margin, Applicable Eurocurrency Margin, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage shall be determined from time to time by reference to the table set forth below, on the basis of the then applicable Leverage Ratio:

                                  APPLICABLE EUROCURRENCY          APPLICABLE              APPLICABLE
                                   MARGIN/APPLICABLE L/C         FLOATING RATE           COMMITMENT FEE
     LEVERAGE RATIO                   FEE PERCENTAGE                 MARGIN                PERCENTAGE
     --------------               -----------------------        -------------           --------------
LEVEL I: Less than 1.00
to 1.00                                  0.625%                       0.00%                   0.150%

LEVEL II: Greater than                   0.750%                       0.00%                   0.175%
or equal to 1.00 to 1.00
and less than or equal
to 1.50 to 1.00

LEVEL III: Greater than                  0.875%                       0.00%                   0.200%
1.50 to 1.00 and less
than or equal to 2.0 to
1.00

LEVEL IV: Greater than                   1.125%                       0.00%                   0.250%
2.00 to 1.00

      (iii) For purposes of Section 2.14(D)(ii), the Leverage Ratio shall be calculated as provided in Section 7.4(A). Upon receipt of the financial statements delivered from time to time pursuant to Section 7.1(A), the Applicable Floating Rate Margin, the Applicable Eurocurrency Margin, the Applicable Commitment Fee Percentage and the Applicable L/C Fee Percentage shall be adjusted. Each such adjustment shall be effective five (5) Business Days following the Administrative Agent's receipt of the relevant financial statements and the compliance certificates required to be delivered in connection therewith pursuant to Section 7.1(A); provided, that if the Domestic Borrower shall not have delivered its financial statements when required under
Section 7.1(A), then, commencing on the date upon which such financial statements should have been delivered and continuing until such financial statements, are actually delivered, it shall be assumed for purposes of determining the Applicable Floating Rate Margin, the Applicable Eurocurrency Margin, the Applicable Commitment Fee Percentage and the Applicable L/C Fee Percentage that the Leverage Ratio is greater than 2.00 to 1.00 pricing corresponding with such ratio shall apply.

      2.15 Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing/Election Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate and Agreed Currency applicable to each Eurocurrency Rate Loan promptly upon determination of such interest rate and Agreed Currency and will give each Lender prompt notice of each change in the Alternate Base Rate.

      2.16 Lending Installations. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Borrowers, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

      2.17 Non-Receipt of Funds by the Administrative Agent.

      (A) Non-Receipt of Funds from Lenders. Unless the Administrative Agent shall have been notified by a Lender prior to the time such Lender's share of any such Advance is to be made by such Lender that such Lender does not intend to make its share of such requested Advance available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption (but shall not be obligated to), make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date the Advance is made, the Administrative Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand, from the applicable Borrower) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the applicable Borrower and ending on (but excluding) the date the Administrative Agent recovers such amount, at a rate per annum equal to the Federal Funds Effective Rate and from the applicable Borrower, at a rate per annum equal to the interest rate applicable to such Advance.

      (B) Non-Receipt of Funds from the Borrower. Unless the Administrative Agent shall have been notified by the applicable Borrower prior to the time such Borrower is scheduled to make a payment of principal, interest or commitment fees hereunder that such Borrower does not intend to make such payment available to the Administrative Agent (or, in the case of the Japanese Borrower, that neither it nor the Domestic Borrower shall make such scheduled payment), the Administrative Agent may assume that such Borrower has made such payment available to the Administrative Agent on the date such amount is due, and the Administrative Agent may, in reliance upon such assumption (but shall not be obligated to), make available to the Lenders a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by the applicable Borrower on the date such amount is due and payable hereunder, the Administrative Agent shall be entitled to recover such amount on demand from such Borrower (or, if such Borrower fails to pay such amount forthwith upon such demand, from the Lenders) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Lenders and ending on (but excluding) the date the Administrative Agent recovers such amount, at a rate per annum equal to the interest rate applicable to such Obligation hereunder and, from the Lenders, at a rate per annum equal to the Federal Funds Effective Rate. Demands hereunder on the Japanese Borrower may be simultaneously made on the Domestic Borrower.

      2.18 Termination Date. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash, all financing arrangements among the Borrowers and the Lenders shall have been terminated (including under Hedging Agreements or other agreements with respect to Hedging Obligations) and all of the Letters of Credit shall have expired, been canceled or terminated, been cash collateralized in a manner reasonably acceptable to the Issuing Bank and the Administrative Agent or been supported by backstop letters of credit reasonably acceptable to the Issuing Bank and the Administrative Agent, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

      2.19 Replacement of Certain Lenders. In the event a Lender ("AFFECTED LENDER") shall have: (i) failed to fund its Pro Rata Share of any Advance requested by a Borrower, or to fund a Revolving Loan in order to repay Swing Line Loans or Reimbursement Obligations, which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from either Borrower under Sections 4.1, 4.2, 4.5 or 4.8 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurocurrency Rate Loans to the Borrowers for reasons not generally applicable to the other Lenders or (iv) has invoked Section 10.2, then, in any such case, the Domestic Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Domestic Borrower and a copy to the Domestic Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.3 which the Domestic Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose ("REPLACEMENT LENDER"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Swing Line Loans hereunder) in accordance with
Section 13.3. The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Domestic Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 4.1, 4.2, 4.5 or 4.8 with respect to such Affected Lender and compensation payable under Section 2.14(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.19; provided that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.2, 4.4, 4.5, 4.8 and 10.6, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8. Upon the replacement of any Affected Lender pursuant to this Section 2.19, the provisions of Section 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

      2.20 Judgment Currency. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the "SPECIFIED CURRENCY") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of a Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under
Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

      2.21 Market Disruption; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations.

      (A) Market Disruption. Notwithstanding the satisfaction of all conditions referred to in this Article II with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Borrowers, the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Rate Loans comprising such Advance to be denominated in the Agreed Currency, specified by the applicable Borrower, then the Administrative Agent shall forthwith give notice thereof to the Borrowers, and the Lenders, and such Eurocurrency Rate Loans shall not be denominated in such currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice, as Floating Rate Loans, unless the applicable Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, in which the denomination of such Loans would in the opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice.

      (B) Calculation of Amounts. Except as set forth below, all amounts referenced in this Article II shall be calculated using the Dollar Amount determined based upon the Equivalent Amount in effect as of the date of any determination thereof; provided, however, that to the extent the Borrowers shall be obligated hereunder to pay in Dollars any Advance denominated in a currency other than Dollars, such amount shall be paid in Dollars using the Dollar Amount of the Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof) and in the event that a Borrower does not reimburse the Administrative Agent and the Lenders are required to fund a purchase of a participation in such Advance, such purchase shall be made in Dollars in an amount equal to the Dollar Amount of such Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof). Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the Borrowers and each Borrower agrees to indemnify and hold harmless the Issuing Bank, the Administrative Agent and the Lenders from and against any loss resulting from any borrowing denominated in a currency other than in Dollars and for which the Lenders are not reimbursed on the day of such borrowing as it relates to such Borrower's respective obligations.

                   ARTICLE III: THE LETTER OF CREDIT FACILITY

      3.1 Obligation to Issue Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Domestic Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Domestic Borrower through the Issuing Bank's branches as it and the Domestic Borrower may jointly agree, one or more Letters of Credit denominated solely in Dollars in accordance with this
Article III, from time to time during the period, commencing on the Initial Funding Date and ending on the fifth (5th) Business Day prior to the Revolving Loan Termination Date.

      3.2 Types and Amounts. The Issuing Bank shall not have any obligation to and the Issuing Bank shall not:

            (i) issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder, (a) the Dollar Amount of Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, or (b) the aggregate outstanding Dollar Amount of the L/C Obligations would exceed $25,000,000; or

            (ii) issue (or amend) any Letter of Credit which has an expiration date later than the date which is the earlier of (a) one (1) year after the date of issuance thereof or (b) five (5) Business Days immediately preceding the Revolving Loan Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

      3.3 Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

            (i) a Borrower or a Guarantor shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto, duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the "L/C DOCUMENTS"), and the proposed Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content; and

            (ii) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to the

      Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

      3.4 Procedure for Issuance of Letters of Credit. (a) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Sections 5.1 and 5.2 hereof have been satisfied, the Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Domestic Borrower which Letter of Credit may be requested by either Borrower or a Guarantor) in accordance with the Issuing Bank's usual and customary business practices and, in this connection, the Issuing Bank may assume that the applicable conditions set forth in Section 5.2 hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Lender or has knowledge that the applicable conditions have not been met.

      (b) The Issuing Bank shall give the Administrative Agent written or telecopy notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit, provided, however, that the failure to provide such notice shall not result in any liability on the part of the Issuing Bank.

      (c) The Issuing Bank shall not extend (including as a result of any evergreen provision) or amend any Letter of Credit unless the requirements of this Section 3.4 are met as though a new Letter of Credit was being requested and issued.

      3.5 Letter of Credit Participation. Immediately upon the issuance of each Letter of Credit hereunder, each Lender with a Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Domestic Borrower in respect thereof, and the liability of the Issuing Bank thereunder (collectively, an "L/C INTEREST") in an amount equal to the Dollar Amount available for drawing under such Letter of Credit multiplied by such Lender's Pro Rata Share. The Issuing Bank will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which the Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Administrative Agent or the Issuing Bank, in either case, to the extent the Domestic Borrower fails to reimburse the Issuing Bank on such date in an amount equal to such payment or draw, each Lender shall make payment to the Administrative Agent, for the account of the Issuing Bank, in Dollars in immediately available funds in an amount equal to such Lender's Pro Rata Share of the Dollar Amount of such payment or draw. The obligation of each Lender to reimburse the Issuing Bank under this Section 3.5 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.5, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Issuing Bank for such amount in accordance with this Section 3.5.

      3.6 Reimbursement Obligation. The Domestic Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Administrative Agent, for the account of the Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Domestic Borrower to reimburse the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a "REIMBURSEMENT OBLIGATION" with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by the Domestic Borrower no later than the Business Day on which the Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, the date specified in the demand of the Issuing Bank. If the Domestic Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.6, the Domestic Borrower shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the Dollar Amount of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Domestic Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.

      3.7 Letter of Credit Fees. The Domestic Borrower agrees to pay:

            (i) quarterly, in arrears, to the Administrative Agent for the ratable benefit of the Lenders, except as set forth in Section 9.2, a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding Dollar Amount available for drawing under all Letters of Credit;

            (ii) quarterly, in arrears, to the Issuing Bank, a letter of credit fronting fee at a rate per annum equal to 0.125% on the average daily outstanding Dollar Amount available for drawing under all Letters of Credit issued by the Issuing Bank; and

            (iii) to the Issuing Bank, all customary fees and other issuance, amendment, cancellation, document examination, negotiation, transfer and presentment expenses and related charges in connection with the issuance, amendment, cancellation, presentation of L/C Drafts, negotiation, transfer and the like customarily charged by the Issuing Bank with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts. In determining such charges, the Issuing Bank shall treat the Domestic Borrower in a manner similar to other similarly situated customers of such Issuing Bank.

      3.8 Reporting Requirements. Upon the reasonable request of any Lender, the Issuing Bank shall furnish to such Lender copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party, and the Administrative Agent shall notify such Lender of the face amount of all outstanding Letters of Credit as of the date of such request.

      3.9 Indemnification; Exoneration. (A) In addition to amounts payable as elsewhere provided in this Article III, the Domestic Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, the Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the Issuing Bank, as a result of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

      (B) As among the Borrowers, the Lenders, the Administrative Agent and the Issuing Bank, the Domestic Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Administrative Agent, the Issuing Bank nor any Lender shall be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit (provided the provisions of this clause (iii) shall not prejudice or impair any claims the Domestic Borrower may bring under applicable law for the wrongful honor of a drawing under a Letter of Credit); (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and
(viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Bank and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank's rights or powers under this Section 3.9.

      (C) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the Issuing Bank, the Administrative Agent or any Lender under any resulting liability to either Borrower or relieve either Borrower of any of its obligations hereunder to any such Person.

      (D) Without prejudice to the survival of any other agreement of the Domestic Borrower hereunder, the agreements and obligations of the Domestic Borrower contained in this Section 3.9 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit, the termination of this Agreement until all Letters of Credit shall have expired and all indebtedness, liabilities and obligations under this Article III shall have been paid in full.

      3.10 Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Domestic Borrower shall, upon the Administrative Agent's or the Required Lenders' demand, deliver to the Administrative Agent for the benefit of the Lenders and the Issuing Bank, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to the aggregate outstanding L/C Obligations; provided, that upon the occurrence of a Default pursuant to clause (ii) of Section 8.1(F) or any of clauses (iii), (iv) or (vi) of Section 8.1(G), such delivery shall be made automatically without any requirement of demand by the Administrative Agent or any other Person. In addition, if the Revolving Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Domestic Borrower shall deposit cash collateral with the Administrative Agent in an amount equal to the amount by which such L/C Obligations exceed such Revolving Credit Availability. Any such collateral shall be held by the Administrative Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Lenders and the Issuing Bank as collateral security for the Domestic Borrower's obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Issuing Bank for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, but a Default has occurred and is continuing, to payment of such of the other Obligations as the Administrative Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 3.10 which are not to be applied to reimburse the Issuing Bank for amounts actually paid or to be paid by the Issuing Bank in respect of a Letter of Credit or L/C Draft, shall be returned to the Domestic Borrower (after deduction of the Administrative Agent's reasonable out-of-pocket expenses incurred in connection with such cash collateral account). Any cash collateral deposited under this Section 3.10, and all interest earned thereon, shall be held by the Administrative Agent and invested and reinvested at the reasonable and customary expense and written direction of the Domestic Borrower in U.S. Treasury bills with maturities of no more than ninety (90) days from the date of investment.

                       ARTICLE IV: YIELD PROTECTION; TAXES

      4.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

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

      (A) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Loans or L/C Interests, or

      (B) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Rate Advances), or

      (C) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Loans or L/C Interests or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Loans or L/C Interests, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Loans, L/C Interests or Revolving Loan Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Loans, L/C Interests or Revolving Loan Commitment, then, within 15 days of demand by such Lender, the Borrowers, with respect to their Loans and other Obligations hereunder, shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased net cost or reduction in amount received.

      4.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrowers shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, L/C Interests or its Revolving Loan Commitment hereunder (after taking into account such Lender's policies as to capital adequacy). "CHANGE" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "RISK-BASED CAPITAL GUIDELINES" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and
(ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

      4.3 Availability of Types of Advances. If any Lender reasonably determines that maintenance of its Eurocurrency Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders reasonably determine that (i) deposits of a type and maturity appropriate to match fund Eurocurrency Rate Advances are not available or (ii) the interest rate applicable to Eurocurrency Rate Advances does not accurately reflect the cost of making or maintaining Eurocurrency Rate Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Rate Advances and require any affected Eurocurrency Rate Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 4.4.

      4.4 Funding Indemnification. If any payment of a Eurocurrency Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Rate Advance is not made on the date specified by a Borrower for any reason other than default by the Lenders, the Borrowers will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Rate Advance and any loss or cost arising as a result of the failure of a Borrower to prepay any Eurocurrency Rate Advance for which a notice of prepayment has been given pursuant to the Loan Documents.

      4.5 Taxes. To the extent permitted by law, all payments by the Borrowers to or for the account of any Lender or the Administrative Agent hereunder or under any of the Loan Documents shall be made free and clear of and without deduction for any and all Taxes. If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, Issuing Bank or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) such Lender, Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and
(d) such Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

      (i) To the extent permitted by law, each Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note issued by it or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note issued by it ("OTHER TAXES").

      (ii) To the extent permitted by law, each Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 4.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 4.6, unless the applicable Borrower, in good faith and in a court of competent jurisdiction, has challenged the accrual of such Taxes, Other Taxes and related payments or its obligation to make indemnity payments to the Administrative

Agent or such Lender, in which case such indemnity payment shall be made if a final non-appealable judgment is rendered in such matter which runs in favor of the Administrative Agent or such Lender or which confirms the applicable Borrower's obligation to pay such Taxes, Other Taxes or related amounts.

      (iii) (A) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "NON-U.S. LENDER") agrees that it will, not more than ten (10) Business Days after the date of this Agreement, (i) deliver to each of the Borrowers and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrowers and the Administrative Agent an appropriate and duly completed United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrowers and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrowers or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrowers and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

      (B) Each Lender that is seeking relief from Japanese income tax on interest pursuant to the Income Tax Convention between Japan and the United States of America (each a "US LENDER") agrees that it will, at least 10 Business Days prior to the first date on which interest or fees are payable hereunder to such US Lender by the Japanese Borrower, deliver to each of the Japanese Borrower and the Administrative Agent two duly completed and fully executed originals of (i) such Japanese forms as are required from time to time by applicable law, rule or regulation, including, as of the date hereof, the following forms which are attached hereto as Exhibit N-1 and which shall be registered with the district director of the appropriate district tax office in
Japan: Form 2 - "Application Form For Income Tax Convention (Relief from Japanese Income Tax on Interest)" and Form 17 - "Attachment Form For Limitation on Benefits Article", and (ii) such U.S. forms as are required from time to time by applicable law, rule, regulation or treaty, including, as of the date hereof, the following form which is attached hereto as Exhibit N-2, which shall be registered with the district director of the appropriate district tax office in Japan, and which is completed by the IRS: Form 6166. Such forms, and documents showing "the details of circumstances evidencing the satisfaction of the conditions" entered in line 5, as referred to in Note 13 of Form 2 (including a Japanese translation if the documents are not written in Japanese), if required, when taken together, evidence the fact that such US Lender is entitled to receive payments of interest under this Agreement without deduction or withholding of any Japanese income taxes. In the event a US Lender is not legally entitled to receive or deliver such forms under the laws of Japan or the laws of the United States of America, a duly authorized officer of such US Lender shall deliver a certificate indicating that such US Lender is permitted under the provisions of applicable tax treaties or applicable laws to receive interest on Loans made to the Japanese Borrower without deduction or withholding of any Japanese income tax. Any US Lender that delivers such a certificate shall indemnify the Japanese Borrower for any and all losses, costs or expenses which may arise if the certification set forth therein is inaccurate or is not effective to establish an exemption from deduction or withholding of any tax. Each US Lender further undertakes to deliver to each of the Japanese Borrower and the Administrative Agent (x) renewals or additional copies of the above-described forms (or any successor forms) on or before the date that such forms expire or become obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Japanese Borrower or the Administrative Agent. All forms, amendments or certificates described above shall certify that such US Lender is entitled to receive interest payments under this Agreement without deduction or withholding of any Japanese income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred which renders such forms or certificates inapplicable or insufficient or which would prevent such US Lender from duly completing and delivering any such form, certificate or amendment with respect to it or which reduces or eliminates such US Lender's right to receive interest payments without any deduction or withholding of Japanese income tax, and such US Lender advises the Japanese Borrower and the Administrative Agent that it is not capable of receiving interest payments without any deduction or withholding of Japanese income tax.

      (C) Each Lender that is seeking relief from Japanese income tax on interest pursuant to any tax treaty between Japan and the jurisdiction under which such Lender is organized (each a "TREATY LENDER") agrees that it will, at least 10 Business Days prior to the first date on which interest or fees are payable hereunder to such Treaty Lender by the Japanese Borrower, deliver to each of the Japanese Borrower and the Administrative Agent two duly completed and fully executed originals of (i) such Japanese forms as are required from time to time by applicable law, rule, regulation or treaty, and (ii) such forms (promulgated by the appropriate authorities of the jurisdiction under which such Treaty Lender is organized) as are required from time to time by applicable law, rule, regulation or treaty. Such forms, and documents containing all information required by any tax treaty between Japan and the jurisdiction under which such Treaty Lender is organized, when taken together, evidence the fact that such Treaty Lender is entitled to receive payments of interest under this Agreement without deduction or withholding of any Japanese income taxes or with deduction or withholding at a reduced rate. In the event a Treaty Lender is not legally entitled to receive or deliver such forms under the laws of Japan or the laws of the jurisdiction under which such Treaty Lender is organized, a duly authorized officer of such Treaty Lender shall deliver a certificate indicating that such Treaty Lender is permitted under the provisions of applicable tax treaties or applicable laws to receive interest on Loans made to the Japanese Borrower without the applicable deduction or withholding of any Japanese income tax or with deduction or withholding at a reduced rate. Any Treaty Lender that delivers such a certificate shall indemnify the Japanese Borrower for any and all losses, costs or expenses which may arise if the certification set forth therein is inaccurate or is not effective to establish an exemption from deduction or withholding of any tax. Each Treaty Lender further undertakes to deliver to each of the Japanese Borrower and the Administrative Agent (x) renewals or additional copies of the above-described forms (or any successor forms) on or before the date that such forms expire or become obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Japanese Borrower or the Administrative Agent. All forms, amendments or certificates described above shall certify that such Treaty Lender is entitled to receive interest payments under this Agreement without deduction or withholding of any Japanese income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred which renders such forms or certificates inapplicable or insufficient or which would prevent such Treaty Lender from duly completing and delivering any such form, certificate or amendment with respect to it or which reduces or eliminates such Treaty Lender's right to receive interest payments without any deduction or withholding of Japanese income tax, and such Treaty Lender advises the Japanese Borrower and the Administrative Agent that it is not capable of receiving interest payments without any deduction or withholding of Japanese income tax.

      (iv) (A) For any period during which a Non-U.S. Lender has failed to provide the Borrowers with an appropriate form pursuant to clause (iii)(A) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 4.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iii)(A) above, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

      (B) For any period during which a US Lender has failed to provide the Japanese Borrower with an appropriate form or certificate pursuant to clause
(iii)(B) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form or certificate originally was required to be provided), such US Lender shall not be entitled to indemnification under this Section 4.5 with respect to Taxes imposed by Japan; provided that, should a US Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iii)(B) above, the Japanese Borrower shall take such steps, at the expense of such US Lender, as such US Lender shall reasonably request to assist such US Lender to recover such Taxes.

      (C) For any period during which a Treaty Lender has failed to provide the Japanese Borrower with an appropriate form or certificate pursuant to clause
(iii)(C) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form or certificate originally was required to be provided), such Treaty Lender shall not be entitled to indemnification under this Section 4.5 with respect to Taxes imposed by Japan; provided that, should a Treaty Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iii)(C) above, the Japanese Borrower shall take such steps, at the expense of such Treaty Lender, as such Treaty Lender shall reasonably request to assist such Treaty Lender to recover such Taxes.

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

      (v) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

      (vi) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 4.5(vi) shall survive the payment of the Obligations, the termination of the Letters of Credit and termination of this Agreement.

      4.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Rate Loans to reduce any liability of the Borrowers to such Lender under Sections 4.1, 4.2, 4.5 and 4.8 or to avoid the unavailability of Eurocurrency Rate Advances under Section 4.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrowers (with a copy to the Administrative Agent) as to the amount due, if any, under Section 4.1, 4.2, 4.4, 4.5 or 4.8 as promptly as practicable but in any event within ninety (90) days after it obtains actual knowledge thereof. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be prima facie evidence of the information set forth therein. Determination of amounts payable under such Sections in connection with a Eurocurrency Rate Loan shall be calculated as though each Lender funded its Eurocurrency Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrowers of such written statement. The obligations of the Borrowers under Sections 4.1, 4.2, 4.4, 4.5 and 4.8 shall survive payment of the Obligations, termination of the Letters of Credit and termination of this Agreement.

      4.7 Limitation of Japanese Borrower Liability. Notwithstanding anything to the contrary in this Article IV, the Japanese Borrower shall only be liable for amounts owing under this Article IV in connection with its Loans and other Obligations. The Japanese Borrower shall not be liable for amounts owing under this Article IV in connection with the Domestic Borrower's Loans and other Obligations.

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

      4.8 Non-U.S. Reserve Costs or Fees. If any law or any governmental rule, regulation, policy, guideline or directive of any jurisdiction outside of the United States of America or any subdivision thereof (whether or not having the force of law), imposes or deems applicable any reserve requirement against or fee with respect to assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, and the result of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Loans to the Japanese Borrower or its Revolving Loan Commitment in respect of the Japanese Borrower or to reduce the return received by such Lender or applicable Lending Installation in connection with such Loans or its Revolving Loan Commitment in respect of the Japanese Borrower, then, within 15 days of demand by such Lender, the Japanese Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received. The Domestic Borrower shall make any such payment to the applicable Lender if the Japanese Borrower fails to make such payment.

                         ARTICLE V: CONDITIONS PRECEDENT

      5.1 Initial Advances and Letters of Credit. The Lenders shall not be required to make the initial Loans or issue or participate in any Letters of Credit unless:

      (A) the Domestic Borrower has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Administrative Agent and the Lenders:

      (i) Copies of the certificate of incorporation (or equivalent organizational document(s)) of the Borrowers and each of the Guarantors (collectively, the "LOAN PARTIES"), together with all amendments and, where applicable, a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of organization;

      (ii) Copies, certified by the Secretary or Assistant Secretary of each of the Loan Parties, of its By-Laws and of its Board of Directors' resolutions, or the equivalents thereof (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender), authorizing the execution of the Loan Documents entered into by it;

      (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Loan Parties, which shall identify by name and title and bear the signature of the officers of the Loan Parties authorized to sign the Loan Documents and of each Borrower authorized to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the applicable Borrower;

      (iv) The written opinion of counsel to the Borrowers and the Guarantors, addressed to the Administrative Agent and the Lenders, in substantially the form attached hereto as Exhibit E and containing assumptions and qualifications acceptable to the Administrative Agent and the Lenders;

      (v) Written money transfer instructions reasonably requested by the Administrative Agent, addressed to the Administrative Agent and signed by an Authorized Officer;

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

      (vi) Payoff and termination letter evidencing the repayment of all amounts owing under and the termination of (a) the Domestic Borrower's Second Amended and Restated Credit Agreement, dated as of November 24, 2003, to which the Agent and certain of the Lenders are subject, and (b) Catalina Marketing Japan, K.K.'s Credit Agreement, dated as of November 24, 2003, to which certain of the Lenders are subject, in each case together with the termination of and repayment of amounts under all of the agreements, documents, and instruments delivered in connection therewith, including without limitation, all collateral documents securing obligations owing thereunder;

      (vii) Such other documents as the Administrative Agent or any Lender or its counsel may have reasonably requested, including, without limitation, all of the documents reflected on the List of Closing Documents attached as Exhibit F to this Agreement;

      (viii) Evidence satisfactory to the Administrative Agent that the Borrowers have paid to the Administrative Agent and the Arranger the fees agreed to in the fee letter dated June 25, 2004, among the Administrative Agent, the Arranger and the Borrower; and

      (ix) Evidence satisfactory to the Administrative Agent that the Borrowers have paid to the Administrative Agent the fees owing hereunder to the Administrative Agent and the Lenders.

      (B) The Administrative Agent shall have determined to its reasonable satisfaction that there exists no injunction or temporary restraining order which, in the judgment of the Administrative Agent, would prohibit the making of the Loans or any litigation seeking such an injunction or restraining order.

      5.2 Each Advance and Letter of Credit. The Lenders shall not be required to make any Advance, or issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

      (A) There exists no Default or Unmatured Default;

      (B) The representations and warranties contained in Article VI (other than such representations and warranties as are made as of a specific date, in which case, such representations and warranties shall be true in all material respects as of such date) are true and correct in all material respects as of such Borrowing Date except for changes in the Schedules to this Agreement reflecting transactions permitted by or not in violation of this Agreement; and

      (C) The Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment;

Each Borrowing/Election Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by each Borrower that the conditions contained in Sections 5.2(A) and (B) have been satisfied. The Required Lenders may require a duly completed officer's certificate in substantially the form of Exhibit G hereto as a condition to making an Advance.

      5.3 Condition Subsequent. Within 60 days of the date hereof (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Japanese Borrower shall

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

have caused to be delivered to the Administrative Agent, for its benefit and for the benefit of the Lenders, an opinion letter from Paul, Hastings, Janofsky & Walker LLP in form and substance substantially similar to Exhibit O hereto (with such modifications as may be agreed to by the Administrative Agent in its sole discretion).

                   ARTICLE VI: REPRESENTATIONS AND WARRANTIES

      In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, the Domestic Borrower (and the Japanese Borrower, subject to Sections 1.3(B) and 4.7, hereby acknowledges and agrees that (i) unless any representation or warranty contained in this Article VI expressly relates solely to the Domestic Borrower, the Japanese Borrower is deemed to make such representation or warranty as a "Borrower" and (ii) for a determination of compliance with any representation or warranty, the Japanese Borrower, unless expressly excluded, shall also be considered a "Subsidiary" of the Domestic Borrower for purposes of this Article
VI) represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date (with the understanding that each reference to Borrower and its Subsidiaries in this Article shall mean the Domestic Borrower and its Subsidiaries), giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, and thereafter on each date as required by Section 5.2 (other than with respect to those representations and warranties made as of a specific date, in which case, such representations and warranties shall be true in all material respects as of such date):

      6.1 Organization; Corporate Powers. The Borrower and each of its Subsidiaries (A) is a corporation, limited liability company, partnership or other commercial entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect, and (C) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted.

      6.2 Authority.

      (A) The Borrower and each of its Subsidiaries has the requisite corporate or limited liability company power and authority to execute, deliver and perform each of the Loan Documents which are to be executed by it or which have been executed by it as required by this Agreement and the other Loan Documents.

      (B) The execution, delivery and performance, as the case may be, of each of the Loan Documents which must be executed or filed by the Borrower or any of its Subsidiaries or which have been executed as required by this Agreement, the other Loan Documents or otherwise and to which the Borrower or any of its Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and its Subsidiaries, and such approvals have not been rescinded. No other corporate action or proceedings on the part of the Borrower or its Subsidiaries are necessary to consummate the transactions contemplated by the Loan Documents.

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

      (C) Each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally), is in full force and effect.

      6.3 No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party do not and will not (A) conflict with the certificate or articles of incorporation or by-laws (or equivalent charter documents) of the Borrower or any such Subsidiary, (B) (i) constitute a tortious interference with any Contractual Obligation of any Person which could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law which could reasonably be expected to have a Material Adverse Effect, or (iii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any material Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any such material Contractual Obligation, (C) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any such Subsidiary, other than Liens permitted or created by the Loan Documents, or (D) require any approval of the Borrower's or any such Subsidiary's Board of Directors or shareholders except such as have been obtained or the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

      6.4 Financial Statements.

      (A) Complete copies of the unaudited financial statements of the Domestic Borrower and its Subsidiaries for the quarter ended June 30, 2004 have been delivered to the Administrative Agent.

      (B) Complete copies of the audited financial statements of the Domestic Borrower and its Subsidiaries for the fiscal year ended March 31, 2004 and the audit report related thereto have been delivered to the Administrative Agent.

      (C) The financial statements referred to in clauses (A) and (B) above were each prepared in accordance with Agreement Accounting Principles and fairly present in all material respects the consolidated financial condition and operations of the Domestic Borrower and its Subsidiaries at such dates and the results of operations for the respective periods then ended.

      6.5 No Material Adverse Change. Since March 31, 2004, there has occurred no change in the business, properties, condition (financial or otherwise), performance, results of operations or prospects of either Borrower, or the Borrower and its Subsidiaries taken as a whole or any other event which has had or could reasonably be expected to have a Material Adverse Effect.

      6.6 Taxes.

      (A) Tax Examinations. Except as could not reasonably be expected to have a Material Adverse Effect, all deficiencies which have been asserted against the Borrower or any of the Borrower's Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled, or are being contested in good faith and adequate reserves have been established, and no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower's consolidated financial statements to the extent, if any, required by Agreement Accounting Principles. Except as permitted pursuant to Section 7.2(D), neither the Borrower nor any of the Borrower's Subsidiaries anticipates any material tax liability with respect to the years which have not been closed pursuant to applicable law.

      (B) Payment of Taxes. All material tax returns and reports of the Borrower and its Subsidiaries required to be filed have been timely filed, and all material taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with Agreement Accounting Principles. The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

      6.7 Litigation; Loss Contingencies and Violations. Except as could not reasonably be expected to have a Material Adverse Effect or as set forth in
Schedule 6.7 (the "DISCLOSED LITIGATION"), there is no action, suit, proceeding, arbitration or, to the Borrower's knowledge, investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower's knowledge, threatened against the Borrower, any of its Subsidiaries or any property of any of them. Neither any of the Disclosed Litigation nor any action, suit, proceeding, arbitration or investigation which has commenced since the Closing Date (or the most recent update of the Disclosed Litigation) (i) challenges the validity or the enforceability of any material provision of the Loan Documents (unless if such claim is brought by any Person other than the Borrower, any Guarantor or any of their Affiliates, such claim has no reasonable likelihood of success on the merits) or (ii) has or could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Domestic Borrower prepared and delivered pursuant to Section 7.1(A) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

      6.8 Subsidiaries. Schedule 6.8 to this Agreement (i) contains a description of the corporate structure of the Domestic Borrower, its Subsidiaries and any other Person in which the

Domestic Borrower or any of its Subsidiaries holds an Equity Interest; and (ii) accurately sets forth (A) the correct legal name, the jurisdiction of organization and the jurisdictions in which each of the Domestic Borrower and the direct and indirect Subsidiaries of the Domestic Borrower are qualified to transact business as a foreign corporation, (B) the authorized, issued and outstanding shares of each class of Capital Stock of the Domestic Borrower and each of its Subsidiaries and the owners of such shares (both as of the Initial Funding Date and on a fully-diluted basis), and (C) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, of the Domestic Borrower and each Subsidiary of the Domestic Borrower in any Person that is not a corporation. After the formation or acquisition of any New Subsidiary permitted under Section 7.3(D), if requested by the Administrative Agent, the Domestic Borrower shall provide a supplement to Schedule 6.8 to this Agreement. The outstanding Capital Stock of the Domestic Borrower and each of the Domestic Borrower's Subsidiaries (to the extent such Subsidiaries are corporations) is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock. All of the Domestic Borrower's Subsidiaries, except for the Japanese Borrower, are organized under the laws of any state of the United States and have substantially all of their operations conducted within the United States.

      6.9 ERISA. (A) Set forth in Part A of Schedule 6.9 is a true and complete list of each Plan that, as of the date of this Agreement, is or was an "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA). Set forth in Part A of Schedule 6.9 is a true and complete list of each Plan that, as of the date of this Agreement, is or was an "employee welfare benefit plan" (as such term is defined in Section 3(l) of ERISA).

      (B) Set forth in Part B of Schedule 6.9 is a true and complete list of each Non-ERISA Commitment adopted by the Borrower or any of its Subsidiaries and in effect as of the date of this Agreement. Part B of Schedule 6.9 also includes a true and complete list of each Non-ERISA Commitment which as of the date of this Agreement the Borrower or any of its Subsidiaries intends to adopt. Part B of Schedule 6.9 contains a true and complete description, as of the date of this Agreement, of all oral Non-ERISA Commitments. The Borrower has not as of the date of this Agreement adopted any Non-ERISA Commitment other than those described on Schedule 6.9.

      (C) For purposes of this Section 6.9(C), "material" means any amount, noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate of an amount in excess of $15,000,000. Except as disclosed on Part C of Schedule 6.9, no Benefit Plan has incurred any material accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. With respect to each Benefit Plan, Schedule B to the most recent annual report filed with the IRS with respect to such plan is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. As of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan, other than any Multiemployer Plan, was not by a material amount less than the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described therein). Neither the Borrower nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan of a material amount or (ii) incurred a material complete or partial withdrawal under Section 4203 or Section 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has failed to make an installment or any other payment of a material amount required under
Section 412 of the Code on or before the due date for such installment or other payment. Neither the Borrower nor any member of the Controlled Group is required to provide security of a material amount to a Benefit Plan pursuant to Section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability for the plan year. Neither the Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(l) of ERISA or any other arrangement which provides benefits to one or more employees, officers, directors, or consultants after termination of employment other than as required by Section 601 of ERISA and other than any such plan or arrangement with respect to which the Borrower and its Subsidiaries do not have any liability of a material amount. Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect is so qualified, and each trust related to any such Plan is exempt from federal income tax under Section 501(a) of the Code as currently in effect. With respect to each Plan, the Borrower and all Subsidiaries and all fiduciaries are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Code. Each Plan and Non-ERISA Commitment complies in all material respects in form, and has been administered in all material respects in accordance with its terms and, in accordance with all laws and regulations, including but not limited to ERISA and the Code. There is no material action, suit or claim pending or threatened with respect to any Plan other than routine claims for benefits. There have been no and there is no prohibited transaction described in Sections 406 of ERISA or 4975 of the Code with respect to any Plan for which a statutory or administrative exemption does not exist which could reasonably be expected to subject the Borrower to material liability. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower or any of its Subsidiaries to material liability. Neither the Borrower nor any Subsidiary is subject to any material liability under, or has any potential material liability under, Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA and no other member of the Controlled Group is subject to any material liability under, or has any potential material liability under, Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither the Borrower nor any of its Subsidiaries has, by reason of the transactions contemplated by this Agreement or any of the other Loan Documents, any obligation to make any payment to any current or former employee, director, officer or consultant pursuant to any Plan or Non-ERISA Commitment or any obligation to make any such payment at a time earlier than when it would be otherwise payable.

      6.10 Accuracy of Information. The written information, exhibits and reports furnished by or on behalf of the Borrower and any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that no assurance has been or will be given that any projections will be achieved).

      6.11 Securities Activities. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

      6.12 Material Agreements. There exists no default by the Borrower or any of its Subsidiaries, or, to the best of the Borrower's knowledge, by any other party under any Contractual Obligation to which the Borrower or any of its Subsidiaries are party, which default is reasonably likely to have a Material Adverse Effect.

      6.13 Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all Requirements of Law (other than Environmental, Health and Safety Requirements of Law, compliance with which shall be governed pursuant to the provisions of Section 6.18 below) applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

      6.14 Assets and Properties. The Borrower and each of its Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.3(B). Substantially all of the assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary of the Borrower are in adequate operating condition and repair, ordinary wear and tear excepted. Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of such assets in a manner that has or could reasonably be expected to have a Material Adverse Effect.

      6.15 Statutory Indebtedness Restrictions. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

      6.16 Insurance. The insurance policies and programs in effect with respect to the respective properties, assets, liabilities and business of the Borrower and its Subsidiaries reflect coverage that is reasonably consistent with prudent industry practice.

      6.17 Labor Matters. To the best of the Borrower's knowledge, no attempt to organize the employees of the Borrower, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower's knowledge, threatened, planned or contemplated, which has or could reasonably be expected to have a Material Adverse Effect.

      6.18 Environmental Matters. (A) Except as disclosed on Schedule 6.18 to this Agreement

            (i) the operations of the Borrower and its Subsidiaries comply in all material respects with applicable Environmental, Health or Safety Requirements of Law;

            (ii) the Borrower and its Subsidiaries have all material permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

            (iii) neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the Borrower's or any of its Subsidiaries' knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

            (iv) there is not now, nor to the Borrower's or any of its Subsidiaries' knowledge has there ever been at any time during or prior to the Borrower's or any of its Subsidiaries' use thereof, on or in the real property used by the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind (as defined in RCRA or any state equivalent), any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material that would be reasonably likely to result in material remediation costs or material penalties to the Borrower or any of its Subsidiaries; and

            (v) neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

      (B) For purposes of this Section 6.18 "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $15,000,000.

      6.19 Benefits. Each of the Japanese Borrower, the Domestic Borrower and the Guarantors will benefit from the financing arrangement established by this Agreement. The Administrative Agent and the Lenders have stated and the Domestic Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver the Guaranty, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

      6.20 Foreign Employee Benefit Matters. (A) Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan; (B) the aggregate of the accumulated benefit obligations under all Foreign Pension Plans does not exceed to any material extent the current fair market value of the assets held in the trusts or similar funding vehicles for such Plans; (C) with respect to any Foreign Employee Benefit Plan maintained or contributed to by the Borrower or any Subsidiary or any member of its Controlled Group (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained; and (D) there are no material actions, suits or claims (other than routine claims for benefits) pending, or to the knowledge of the Borrower and its Subsidiaries, threatened against the Borrower and its Subsidiaries or any member of its Controlled Group with respect to any Foreign Employee Benefit Plan. For purposes of this Section 6.20, the term "material" shall have the meaning set forth in Section 6.9.

                             ARTICLE VII: COVENANTS

      The Borrower (and the Japanese Borrower, subject to Sections 1.3(B) and 4.7) hereby acknowledges and agrees that (i) unless any covenant contained in this Article VII expressly relates solely to the Domestic Borrower, the Japanese Borrower is deemed to make such covenant as a "Borrower" and (ii) a determination of compliance with any covenant, the Japanese Borrower, unless expressly excluded, shall also be considered a "Subsidiary" of the Domestic Borrower for purposes of this Article VII) covenants and agrees (with the understanding that each reference to Borrower and its Subsidiaries in this Article shall mean the Domestic Borrower and its Subsidiaries) that so long as any Revolving Loan Commitments are outstanding and thereafter until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated (including under Hedging Agreements or other agreements with respect to Hedging Obligations) and all of the Letters of Credit shall have expired, been canceled or terminated, unless the Required Lenders shall otherwise give prior written consent:

      7.1 Reporting. The Borrower shall:

      (A) Financial Reporting. Furnish to the Administrative Agent:

            (i) Quarterly Reports. As soon as practicable, and in any event within fifty (50) days after the end of each of the first three fiscal quarters of the Domestic Borrower's fiscal year (beginning with the fiscal quarter ended June 30, 2004), (a) so long as the Domestic Borrower is a reporting company under the Securities and Exchange Act of 1934, the Domestic Borrower's quarterly report on Form 10-Q (or any replacement form adopted by the Commission) and (b) if the Domestic Borrower is no longer a reporting company under the Securities and Exchange Act of 1934, the consolidated balance sheet of the Domestic Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flows of the Domestic Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, in either such case, certified by an Authorized Officer of the Domestic Borrower on behalf of the Domestic Borrower as fairly presenting in all material respects the consolidated financial position of the Domestic Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year-end audit adjustments.

            (ii) Annual Reports. As soon as practicable, and in any event within ninety-five (95) days after the end of each fiscal year (beginning with the fiscal year ending March 31, 2005), (a) so long as the Domestic Borrower is a reporting company under the Securities and Exchange Act of 1934, the Domestic Borrower's annual report on Form 10-K (or any replacement form adopted by the Commission) and (b) if the Domestic Borrower is no longer a reporting company under the Securities and Exchange Act of 1934, the consolidated balance sheet of the Domestic Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows of the Domestic Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in Section 7.4, and, in either case, an audit report on such financial statements (other than the consolidating schedules) of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated and consolidating financial position of the Domestic Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards.

            (iii) Officer's Certificate. Together with each delivery of any financial statement (a) pursuant to clauses (i) and (ii) of this Section 7.1(A), an Officer's Certificate of the Borrower, substantially in the form of Exhibit G attached hereto and made a part hereof, stating that as of the date of such Officer's Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (i) and (ii) of this
      Section 7.1(A), a compliance certificate, substantially in the form of Exhibit H attached hereto and made a part hereof, signed by an Authorized Officer of the Domestic Borrower, setting forth calculations for the period which demonstrate compliance, when applicable, with the provisions of Sections 7.3(A) through (N) and Section 7.4, and which (x) calculate the Leverage Ratio for purposes of determining the Applicable Floating Rate Margin, the Applicable Eurocurrency Margin, the Applicable Commitment Fee Percentage and the Applicable L/C Fee Percentage then in effect and
      (y) set forth the Domestic Borrower's determination of such Applicable Floating Rate Margin, Applicable Eurocurrency Margin, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage then in effect (which determination shall be subject to review and approval by the Administrative Agent).

      (B) Notice of Default and Adverse Developments. Promptly upon any Authorized Officer of the Borrower obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, (ii) that any Person has given any written notice to the Borrower or any Subsidiary

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

of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), or (iii) that any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect has occurred, deliver notice to the Administrative Agent specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Borrower has taken, is taking and proposes to take with respect thereto. Notwithstanding the foregoing, in no event shall the Administrative Agent be deemed to have knowledge of any such default, Default, Unmatured Default, condition or event until the Administrative Agent shall have received written notice thereof from the Borrower or a Lender.

      (C) Lawsuits. (i) Promptly upon the Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries not previously disclosed pursuant to Section 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower's reasonable judgment, the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $15,000,000, give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; (ii) promptly upon the Borrower or any of its Subsidiaries obtaining knowledge of any material adverse developments with respect to any of the Disclosed Litigation, give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters, and (iii) in addition to the requirements set forth in clauses (i) and (ii) of this Section 7.1(C), upon request of the Administrative Agent or the Required Lenders, promptly give written notice of the status of any Disclosed Litigation or any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information, to the extent permitted by law, as may be reasonably available to it that would not jeopardize any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

      (D) ERISA Notices. Deliver or cause to be delivered to the Administrative Agent and the Lenders, at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

            (i) (a) within ten (10) Business Days after the Borrower obtains knowledge that a Termination Event has occurred, a written statement of an Authorized Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto and (b) within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower to liability individually or in the aggregate in excess of $15,000,000, a written statement of an Authorized Officer of the Borrower describing such Termination Event

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

      and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

            (ii) within ten (10) Business Days after the Borrower or any of its Subsidiaries obtains knowledge that a prohibited transaction (as defined in Sections 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan, or that the IRS or DOL or any other Governmental Authority is investigating, or otherwise reviewing whether any such prohibited transaction might have occurred, a statement of an Authorized Officer of the Borrower describing such transaction and the action which the Borrower or such Subsidiary has taken, is taking or proposes to take with respect thereto;

            (iii) within fifteen (15) Business Days after the material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of, or obligation to commence, contributions to any Plan or Multiemployer Plan to which the Borrower or any member of the Controlled Group was not previously contributing, notification of such increase, establishment, commencement or obligation to commence and the amount of such contributions;

            (iv) within ten (10) Business Days after the Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from or of any investigation or review by the IRS regarding the qualification of a Plan under Section 401(a) of the Code, a copy of such letter;

            (v) within fifteen (15) Business Days after the establishment of any foreign employee benefit plan or the commencement of, or obligation to commence, contributions to any foreign employee benefit plan to which the Borrower or any Subsidiary was not previously contributing, notification of such establishment, commencement or obligation to commence and the amount of such contributions;

            (vi) within fifteen (15) Business Days after request by the Administrative Agent or any Lender therefor, a copy of the most recent annual report (form 5500 series), including Schedule B thereto, as filed with the DOL, IRS or PBGC, a copy of such annual report;

            (vii) within fifteen (15) Business Days after request by the Administrative Agent or any Lender therefor, each actuarial report received by the Borrower or any member of the Controlled Group with respect to any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, a copy of such report;

            (viii) within ten (10) Business Days after the filing of any funding waiver request with the IRS, a copy of such funding waiver request and thereafter all communications received by the Borrower or a member of the Controlled Group with respect to such request within ten (10) Business Days such communication is received;

            (ix) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of any notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, a copy of such notice;

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

            (x) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, a copy of such notice;

            (xi) within ten (10) Business Days after the Borrower or any member of the Controlled Group fails to make an installment or any other payment required under Section 412 of the Code on or before the due date for such installment or payment, a notification of such failure; and

            (xii) within ten (10) Business Days after the Borrower or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notice describing such matter.

For purposes of this Section 7.1(D), the Borrower, any of its Subsidiaries and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any member of the Controlled Group or any such Subsidiary is the plan sponsor.

      (E) Other Indebtedness. Deliver to the Administrative Agent and to each Lender (i) a copy of each notice or communication regarding potential or actual defaults (including any accompanying officer's certificate) delivered by or on behalf of the Borrower or any of its Subsidiaries to the holders of Material Indebtedness pursuant to the terms of the agreements governing such Material Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders and (ii) a copy of each notice or other communication regarding potential or actual defaults received by the Borrower or any of its Subsidiaries from the holders of Material Indebtedness pursuant to the terms of such Material Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Borrower or any of its Subsidiaries.

      (F) Environmental Notices. As soon as possible and in any event within ten
(10) days after the receipt by the Borrower, deliver to the Administrative Agent and the Lenders a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower and its Subsidiaries to liability individually or in the aggregate in excess of $15,000,000.

      (G) Other Information. Promptly upon receiving a request therefor from the Administrative Agent or the Required Lenders, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Borrower, any of its Subsidiaries, or their respective businesses and assets as from time to time may be reasonably requested by the Administrative Agent or the Required Lenders.

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

      7.2 Affirmative Covenants.

      (A) Corporate Existence, Etc. Except as permitted pursuant to Section 7.3(F), the Domestic Borrower shall, and shall cause each of the Guarantors to, at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

      (B) Corporate Powers: Conduct of Business. The Domestic Borrower shall, and shall cause each of the Guarantors to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and any business or activities which are reasonably similar, related or incidental thereto or logical extensions thereof.

      (C) Compliance with Laws, Etc. The Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing except in each case where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

      (D) Payment of Taxes and Claims: Tax Consolidation. The Borrower shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.3(B)) upon any of the Borrower's or such Subsidiary's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

      (E) Insurance. The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, insurance policies and programs as reflect coverage that is reasonably consistent with prudent industry practice. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent reasonably deems advisable.

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

All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.

      (F) Inspection of Property; Books and Records: Discussions. The Borrower shall permit and cause each of the Borrower's Subsidiaries to permit, the Administrative Agent (or its Affiliates) or any authorized representative(s) designated by the Administrative Agent consisting of (1) employees of one or more of the other Lenders (or their Affiliates), (2) financial advisors or financial consultants, including, without limitation, auditors or (3) asset valuation or asset audit advisors or consultants to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants (and such accountants are hereby authorized to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents with respect to the business, financial conditions and other affairs of the Borrower and its Subsidiaries), all upon reasonable notice and at such reasonable times during normal business hours; provided no more than two such audits or examinations shall be conducted during any twelve-month period unless a Default has occurred and is continuing. The Borrower shall keep and maintain, and cause each of the Borrower's Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Administrative Agent's or the Required Lenders' request, shall turn over copies of any such records to the Administrative Agent or its representatives.

      (G) ERISA Compliance. The Borrower shall, and shall cause each of the Borrower's Subsidiaries to, establish, maintain and operate all Plans and Non-ERISA Commitments to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and Non-ERISA Commitments except where such non-compliance will not have or is not reasonably likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $15,000,000.

      (H) Maintenance of Property. The Borrower shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in adequate condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this
Section 7.2(H) shall prevent the Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Administrative Agent or the Lenders.

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

      (I) Environmental Compliance. The Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $15,000,000 (excluding from such calculation liabilities covered by insurance as to which a claim has been filed and the insurance company has not disclaimed or reserved the right to disclaim coverage).

      (J) Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, to refinance certain existing Indebtedness, to finance non-hostile Permitted Acquisitions, to make dividends or other distributions to shareholders, to purchase or redeem shares of the Capital Stock of the Borrower or its Subsidiaries (or options to purchase any such Capital Stock) and to finance Capital Expenditures.

      (K) Addition and Removal of Guarantors. The Domestic Borrower shall cause each Material Domestic Subsidiary (including Subsidiaries existing as of the date hereof which are or become Material Domestic Subsidiaries and any New Subsidiaries which qualify as Material Domestic Subsidiaries) to execute and deliver to the Administrative Agent, the Guaranty or a supplement thereto in the form of Exhibit I attached hereto to become a Guarantor under the Guaranty and deliver appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Administrative Agent, such Guaranty or supplement thereto and other documentation to be delivered to the Administrative Agent (i) as promptly as possible but in any event within thirty
(30) days after the date of the creation, acquisition of capitalization of a New Subsidiary which qualifies as a Material Domestic Subsidiary, and (ii) as promptly as possible but in any event within thirty (30) days of determination that a Subsidiary needs to be added as a Guarantor. Upon the Administrative Agent's receipt of a written notice from the Domestic Borrower that a Subsidiary no longer qualifies as a Material Domestic Subsidiary, such Subsidiary shall be automatically released from the terms of the Guaranty. If at any time thereafter such Subsidiary once again becomes a Material Domestic Subsidiary, such Subsidiary shall be required to become a Guarantor and deliver all guaranty documents required hereunder.

      (L) Foreign Employee Benefit Compliance. The Borrower shall, and shall cause each of its Subsidiaries and each member of its Controlled Group to establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans, except where noncompliance will not have or is not reasonably likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $15,000,000.

      (M) Termination of the Wachovia Lease Program Indebtedness. Within ninety
(90) days after the Closing Date (or such longer period as may be consented to by the Administrative Agent, in its sole discretion), the Domestic Borrower shall provide to the Administrative Agent payoff and termination letters evidencing the repayment of all amounts owning under and the termination of the Wachovia Lease Program Indebtedness, together with the termination of and repayments of amounts under all of the agreements, documents, and instruments delivered in

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

connection therewith, including without limitation, all collateral documents securing obligations thereunder.

      7.3 Negative Covenants.

      (A) Sales of Assets. Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

            (i) where such transaction is entered into in the ordinary course of business and consistent with past practices;

            (ii) the disposition in the ordinary course of business of property that is obsolete, excess or no longer useful in the Borrower's or its Subsidiaries' businesses;

            (iii) sales of Equity Interests in Subsidiaries of the Borrower to employees or the Borrower or its Subsidiaries; provided after taking into account such transactions the Borrower remains in compliance with Section 7.3(F);

            (iv) the disposition or conversion in the ordinary course of business of Investments consisting of Cash Equivalents; and

            (v) leases, sales, assignments, transfers, conveyances or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than transactions pursuant to clauses (i) through (iv) above) as permitted by this Section 7.3(A) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries; and

            (vi) leases, sales, assignments, transfers, conveyances or other dispositions of its Property (other than transactions pursuant to clauses
      (i) through (v) above) if: (a) such transaction is for not less than fair market value, (b) with respect to any transaction in excess of $10,000,000, not less than 80% of the consideration received shall be cash or Cash Equivalents, and (c) the lesser of (i) an amount equal to the net cash proceeds (including Cash Equivalents) from such transaction and (ii) the aggregate outstanding amount of the Obligations is paid by the Borrower on the date of consummation of such transaction for application to the Obligations (and, in connection with which, the Administrative Agent may (or shall at the request of the Required Lenders) notify the Borrower that the Aggregate Revolving Loan Commitment has been reduced by an amount not to exceed the amount of net cash proceeds (including Cash Equivalents) from such transaction.

      (B) Liens. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

            (i) Liens, if any, created by the Loan Documents or otherwise securing the Obligations and Hedging Obligations under Hedging Agreements;

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

            (ii) Permitted Existing Liens;

            (iii) Customary Permitted Liens;

            (iv) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Borrower's acquisition thereof) securing Purchase Money Indebtedness; provided that such Liens shall not apply to any property of the Borrower or its Subsidiaries other than that purchased or subject to such Capitalized Lease and provided further the Indebtedness secured thereby does not exceed $25,000,000 in the aggregate principal amount outstanding at any time;

            (v) Liens with respect to property acquired by the Borrower or any of its Subsidiaries after the Closing Date (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided that such Liens shall extend only to the property so acquired and shall not secure Indebtedness in respect of any working capital financing of the business acquired unless the outstanding principal balance of all such Indebtedness under all such working capital financings for the Borrower and its Subsidiaries does not exceed $25,000,000;

            (vi) Liens securing Indebtedness of the Borrower or its Subsidiaries to a Loan Party;

            (vii) Liens against the Borrower's headquarters, consisting of real property, including leasehold improvements, located in St. Petersburg, Florida; and

            (viii) Liens under Catalina-Pacific Media L.L.C.'s capital leases in effect on the date hereof.

In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations, as collateral for the Obligations and Hedging Obligations under Hedging Agreements; provided that any agreement, note, indenture or other instrument in connection with Purchase Money Indebtedness (including Capitalized Leases) may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations on the items of property obtained with the proceeds of such Purchase Money Indebtedness.

      (C) Investments. Except to the extent permitted pursuant to paragraph (D) below, neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

            (i) Investments in cash and Cash Equivalents;

            (ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

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

            (iii) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

            (iv) Investments consisting of deposit accounts maintained by the Borrower and its Subsidiaries in the ordinary course of business in connection with its cash management system;

            (v) Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by Section 7.3 (A);

            (vi) Investments of the Borrower in any Guarantor or Investments of any Guarantor in the Borrower or any Guarantor;

            (vii) Investments of the Borrower in its non-Guarantor Subsidiaries and other Persons in an aggregate amount not to exceed $40,000,000; provided that (a) the aggregate amount of all Indebtedness incurred by all such non-Guarantor Subsidiaries in which the Borrower has made any such Investment shall not at any time exceed $5,000,000 and (b) the aggregate amount of all Investments under this clause (vii) in Persons other than Subsidiaries of the Borrower shall not exceed $10,000,000;

            (viii) Investments constituting Permitted Acquisitions; and

            (ix) Investments in counterparties arising out of Hedging Arrangements permitted pursuant to Section 7.3(L);

provided, however, that the Investments described in clauses (vii)and (viii) above shall not be permitted to be made at a time when either a Default or an Unmatured Default shall have occurred and be continuing or would result therefrom.

      (D) Conduct of Business; New Subsidiaries; Acquisitions. Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower and its Subsidiaries on the date hereof and any business or activities which are reasonably similar, related or incidental thereto or logical extensions thereof. The Borrower may create, acquire in a Permitted Acquisition or capitalize any Subsidiary ("New SUBSIDIARY") after the date hereof if (i) no Default or Unmatured Default shall have occurred and be continuing or would result therefrom; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct in all material respects; and (iii) after such creation, acquisition or capitalization the Borrower shall be in compliance with the terms of Section 7.2(K).

      The Borrower shall not make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a "PERMITTED ACQUISITION"):

            (i) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

            (ii) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis pursuant to an acquisition agreement approved by the board of directors or other applicable governing body of the seller prior to the commencement thereof which acquisition agreement and related documents are reasonably satisfactory to the Administrative Agent (including, without limitation, in respect of representations, indemnities and opinions) and results of due diligence are reasonably satisfactory to the Administrative Agent;

            (iii) the businesses being acquired shall be substantially similar, related or incidental to the businesses or activities engaged in by the Borrower and its Subsidiaries on the Closing Date;

            (iv) prior to each such Acquisition, the Borrower shall deliver to the Administrative Agent (a) a notice of the proposed acquisition containing an executive summary of the principal terms and (b) a certificate from one of the Authorized Officers, demonstrating to the satisfaction of the Administrative Agent that after giving effect to such Acquisition and the incurrence of any Indebtedness in connection therewith, on a pro forma basis using unadjusted historical audited (when available) or reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Borrower's reasonable judgment, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in Section 7.4 and not otherwise in Default; and

            (v) the written consent of the Required Lenders shall have been obtained in connection with any Acquisition consummated at a time when the Leverage Ratio (calculated both before and after taking into account such Acquisition and all Indebtedness incurred or assumed in connection therewith) is greater than 1.00 to 1.00 if the aggregate purchase price (calculated as provided below) for such Acquisition and all related Acquisitions would exceed $50,000,000. The purchase price in connection with any Acquisition shall include, without limitation or duplication, cash and Cash Equivalents (net of any cash or Cash Equivalents acquired), stock, Indebtedness assumed or guarantied, contingent earn-outs or other similar contingent purchase price payments and transaction related contractual payments, including amounts payable under non-compete, consulting or similar agreements (excluding the portion thereof that consists of reasonable compensation for personal services rendered) (valuing all non-cash consideration at fair market value as of the date of consummation of such transaction as reasonably determined by the Borrower).

      (E) Transactions with Shareholders and Affiliates. Except for transactions
(i) disclosed on Schedule 7.3(E), (ii) between the Borrower and the Guarantors or between Guarantors and (ii) otherwise permitted herein, neither the Borrower nor any of its Subsidiaries shall enter into or permit to be consummated any transaction after the Closing Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any holder or holders of Equity Interests of the Borrower or any of its Subsidiaries or with any Affiliates, except, (a) that such Persons may render services to the Borrower or any of its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services, (b) that the Borrower or any of its Subsidiaries may render services to such Persons for compensation at the same rates generally charged by the Borrower or such Subsidiary and (c) in either case in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's (or any Subsidiary's) business consistent with past practice of the Borrower and its Subsidiaries and upon fair and reasonable terms.

      (F) Restriction on Fundamental Changes: Guarantor Equity Ownership:
Release of Guarantor. Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower's or any such Subsidiary's business or property, whether now or hereafter acquired, except (i) transactions permitted under Sections 7.3(A) or 7.3(D), (ii) a Subsidiary of the Borrower may be merged into, liquidated into or consolidated with the Borrower (in which case the Borrower shall be the surviving corporation) or any wholly-owned Subsidiary of the Borrower (or entity acquired in connection with an Acquisition permitted pursuant to Section 7.3(D)): provided that if a Guarantor is merged into, liquidated into or consolidated with another Subsidiary of the Borrower (or entity so acquired), the surviving Subsidiary (or entity so acquired) shall also be or shall become a Guarantor. Other than as a result of a transaction permitted under the terms of this Agreement, the Borrower shall not cease to own, of record and beneficially, with sole voting and dispositive power at least 80% of the outstanding shares of Capital Stock of each of the Guarantors and shall not cease to have the power, directly or indirectly, to elect (a) a majority of the members of the board of directors of each of the Guarantors and
(b) if under the applicable articles or certificate of incorporation (or similar governing document), shareholder's agreements or under applicable law a higher percentage of the board of directors is required for the consummation of any transaction by any Guarantor, then such larger percentage of the members of the board of directors. Upon the sale of a Guarantor to a third-party that is not an Affiliate of the Borrower, such Guarantor, if such sale was made in compliance with the terms of the Agreement, shall be automatically released from its Obligations under the Guaranty. The Borrower shall provide the Administrative Agent with evidence reasonably satisfactory to the Administrative Agent of such sale's compliance with the terms of this Agreement prior to giving effect to the automatic release.

      (G) Margin Regulations. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

      (H) ERISA. The Borrower shall not

            (i) engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory

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      or class exemption is not available or a private exemption has not been previously obtained from the DOL;

            (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

            (iii) fail, or permit any Controlled Group member to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

            (iv) terminate, or permit any Controlled Group member to terminate, any Benefit Plan which would result in liability of the Borrower or any Controlled Group member under Title IV of ERISA;

            (v) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any Controlled Group member may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

            (vi) fail, or permit any Controlled Group member to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

            (vii) amend, or permit any Controlled Group member to amend, a Plan resulting in an increase in current liability for the plan year such that the Borrower or any Controlled Group member is required to provide security to such Plan under Section 401(a)(29) of the Code, except where such transactions, events, circumstances, or failures are not, individually or in the aggregate, reasonably expected to result in liability individually or in the aggregate in excess of $15,000,000 or have a Material Adverse Effect.

      (I) Corporate Documents. Neither the Borrower nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date hereof in any manner materially adverse to the interests of the Lenders, without the prior written consent of the Required Lenders.

      (J) Fiscal Year. Neither the Borrower nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a twelve-month period ending March 31 of each year.

      (K) Subsidiary Covenants. The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, pay any Indebtedness or other Obligation owed to the Borrower or any other Subsidiary, make loans or advances or other Investments in the Borrower or any other Subsidiary, to sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary or merge, consolidate with or liquidate into the Borrower or any other Subsidiary.

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      (L) Hedging Obligations. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any Hedging Arrangements other than Hedging Arrangements entered into by the Borrower or its Subsidiaries with Lenders pursuant to which the Borrower or such Subsidiary has hedged its or its Subsidiaries reasonably estimated interest rate, foreign currency or commodity exposure and which are of a non-speculative nature. Such permitted Hedging Arrangements entered into by the Borrower and any Lender or any affiliate of any Lender are sometimes referred to herein as "HEDGING AGREEMENTS."

      (M) Non-Guarantor Subsidiaries. The Borrower will not at any time permit the EBITDA attributable to all of its Subsidiaries which are not Guarantors (including the Japanese Borrower) to exceed twenty percent (20%) of Consolidated EBITDA of the Borrower and its consolidated Subsidiaries.

      (N) Restricted Payments. The Borrower shall not and shall not permit any of its Subsidiaries to declare or make any Dividend, except:

            (i) Dividends of any Subsidiary of the Borrower to the Borrower or to a Guarantor;

            (ii) other Dividends; provided that prior to the declaration or payment of such Dividend, the Borrower shall deliver to the Administrative Agent a certificate from one of the Authorized Officers, demonstrating to the satisfaction of the Administrative Agent that after giving effect to such Dividend and the incurrence of any Indebtedness in connection therewith, on a pro forma basis, as if the Dividend and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in Section 7.4 and not otherwise in Default.

      7.4 Financial Covenants. The Domestic Borrower shall comply with the following:

      (A) Maximum Leverage Ratio. The Domestic Borrower shall not permit the ratio (the "LEVERAGE RATIO") of (i) the sum of (a) all Indebtedness (other than (i) Hedging Obligations and (ii) the Wachovia Lease Program Indebtedness) of the Domestic Borrower and its Subsidiaries to (ii) EBITDA at any time to be greater than 2.50 to 1.00. The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Indebtedness, Indebtedness as of the last day of each such fiscal quarter; and
(b) for EBITDA, the amount for the four-quarter period ending on such day, calculated, (x) with respect to Permitted Acquisitions, on a pro forma basis using unadjusted historical financial statements with income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof being included to the extent that such income statement items relate to any period prior to the date thereof are supported by audited financial statements or unaudited financial statements obtained from the seller and reviewed by management of the Domestic Borrower or other information reasonably acceptable to the Required Lenders, and (y) with respect to dispositions, on a pro forma basis with income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such

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disposition being excluded to the extent that such income statement items relate to any period prior to the date thereof.

      (B) Interest Expense Coverage Ratio. The Domestic Borrower shall maintain a ratio (the "INTEREST EXPENSE COVERAGE RATIO") of (i) EBIT for such period to
(ii) Interest Expense for such period of at least 3.00 to 1.00. The Interest Expense Coverage Ratio shall be calculated as of the last day of each fiscal quarter for the four-quarter period ending on such day, in each such case calculated, with respect to Permitted Acquisitions, on a pro forma basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the seller (with the EBIT component thereof broken down by fiscal quarter in the Domestic Borrower's reasonable judgment).

                             ARTICLE VIII: DEFAULTS

      8.1 Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

      (A) Failure to Make Payments When Due. Either Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans, or (ii) shall fail to pay within five (5) Business Days of the date when due any of the Obligations consisting of interest with respect to the Loans or any of the other Obligations under this Agreement or the other Loan Documents.

      (B) Breach of Certain Covenants. Either Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Borrower or there shall otherwise be a breach of any covenant under:

            (i) Sections 7.1 (excluding, however, clause (B) of Section 7.1),
      7.2 (excluding, however, clauses (K) and (M) of Section 7.2), or clauses
      (B), (H), (I) or (J) of Section 7.3 and such failure or breach shall continue unremedied for fifteen (15) days;

            (ii) Clause (B) of Section 7.1, Section 7.3 (other than those clauses of Section 7.3 covered pursuant to clause (i) above) or Section 7.4; or

            (iii) Clauses (K) or (M) of Section 7.2 and such failure or breach shall continue unremedied for five (5) Business Days.

      (C) Breach of Representation or Warranty. Any representation or warranty made or deemed made by either Borrower to the Administrative Agent or any Lender herein or by such Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

      (D) Other Defaults. Either Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A), (B) or (C) of this Section 8.1), or such Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the occurrence thereof.

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      (E) Default as to Material Indebtedness. Either Borrower or any of its
Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than Indebtedness hereunder, but including, without limitation, Disqualified Stock held by a Person other than the Domestic Borrower or any of its Subsidiaries and Off-Balance Sheet Liabilities), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount equal to or greater than $10,000,000 ("MATERIAL INDEBTEDNESS"); or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Material Indebtedness, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that such Borrower offer to purchase such Material Indebtedness or other required repurchase of such Material Indebtedness, or permit the holder(s) of such Material Indebtedness to accelerate the maturity of any such Material Indebtedness or require a redemption or other repurchase of such Material Indebtedness; or any such Material Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by such Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

      (F) Involuntary Bankruptcy; Appointment of Receiver, Etc.

            (i) An involuntary case shall be commenced against either Borrower or any of the Borrower's Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of such Borrower or any of such Borrower's Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect (including, without limitation, Japanese insolvency laws); or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

            (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over either Borrower or any of such Borrower's Subsidiaries or over all or a substantial part of the property of such Borrower or any of such Borrower's Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of such Borrower or any of such Borrower's Subsidiaries or of all or a substantial part of the property of such Borrower or any of such Borrower's Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of such Borrower or any of such Borrower's Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

      (G) Voluntary Bankruptcy; Appointment of Receiver, Etc. Either Borrower or any of the Borrower's Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (including, without limitation, under Japanese insolvency laws), (ii) consent to the entry of an order for relief in an involuntary case,

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

or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors, (v) take any corporate action to authorize any of the foregoing or (vi) is generally not paying, or admits in writing its inability to pay, its debts as they become due.

      (H) Judgments and Attachments. Any money judgment(s), writ or warrant of attachment, or similar process against either Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $15,000,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder (excluding from such calculation amounts covered by insurance as to which a claim has been filed and the insurance company has not disclaimed or reserved the right to disclaim coverage unless enforcement has commenced with respect to such judgment and the applicable insurance company has not reimbursed such Borrower or its Subsidiaries for such amounts covered by insurance).

      (I) Dissolution. Any order, judgment or decree shall be entered against either Borrower or any Guarantor decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or either Borrower or any Guarantor shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

      (J) Loan Documents. At any time, for any reason, any Loan Document as a whole that materially affects the ability of the Administrative Agent, or any of the Lenders to enforce the Obligations ceases to be in full force and effect or either Borrower or any of its Subsidiaries party thereto seeks to repudiate its obligations under any Loan Document.

      (K) Termination Event. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject either a Borrower or any Controlled Group member to liability individually or in the aggregate in excess of $15,000,000.

      (L) Waiver of Minimum Funding Standard. If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and any Lender believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either a Borrower or any Controlled Group member to liability individually or in the aggregate in excess of $15,000,000.

      (M) Change of Control. A Change of Control shall occur.

      (N) Hedging Agreements. Nonpayment by a Borrower within three (3) Business Days when due of any obligation under any Hedging Agreement or the breach by such Borrower of any other term, provision or condition contained in any such Hedging Agreement and such breach shall continue unremedied for thirty (30) days.

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

      (O) Environmental Matters. Either Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by such Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of such Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by such Borrower or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject either such Borrower or its Subsidiaries to liability individually or in the aggregate in excess of $15,000,000 (excluding from such calculation amounts covered by insurance as to which a claim has been filed and the insurance company has not disclaimed or reserved the right to disclaim coverage unless enforcement has commenced with respect to such payment of such liabilities and the applicable insurance company has not reimbursed such Borrower or its Subsidiaries for such amounts covered by insurance).

      (P) Guarantor Revocation. Other than in connection with the release of a Guarantor in connection with a transaction permitted under this Agreement, any Guarantor shall terminate or revoke any of its obligations under the Guaranty or breach any of the material terms of the Guaranty.

      A Default shall be deemed "continuing" until cured or until waived in writing in accordance with Section 9.3.

        ARTICLE IX: ACCELERATION. DEFAULTING LENDERS; WAIVERS, AMENDMENTS
                                  AND REMEDIES

      9.1 Termination of Revolving Loan Commitments; Acceleration. If any Default described in Section 8.1(F) or 8.1 (G) occurs with respect to a Borrower, the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon, upon notice of such to the Borrowers, the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower expressly waives.

      9.2 Defaulting Lender. In the event that any Lender fails to fund its Pro Rata Share of any Advance requested or deemed requested by a Borrower (or an Advance to repay Swing Line Loans to the Swing Line Bank or Reimbursement Obligations to the Issuing Bank), which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a "NON PRO RATA LOAN"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Loan Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by such Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to such Borrower by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other

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Obligations (the amounts so advanced being referred to as "CURE LOANS").
Notwithstanding anything in this Agreement to the contrary:

            (i) the foregoing provisions of this Section 9.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.9;

            (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share, of any Advance at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Advance is fully funded to the applicable Borrower, whether made by such Lender itself or by operation of the terms of this Section 9.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

            (iii) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of a Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Loans shall be applied first, ratably to all Loans constituting Non Pro Rata Loans, second, ratably to Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Cure Loans;

            (iv) for so long as and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Advance and the termination of the Revolving Loan Commitments, the term "Required Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Share of such Advance have not been so cured) whose Pro Rata Shares represent at least fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; and

            (v) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Advance is cured in accordance with Section 9.2(ii),
      (A) such Lender shall not be entitled to any commitment fees with respect to its Revolving Loan Commitment and (B) such Lender shall not be entitled to any letter of credit fees, which commitment fees and letter of credit fees shall accrue in favor of the Lenders which have funded their respective Pro Rata Share of such requested Advance, shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Loan Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, plus (II) the outstanding Reimbursement Obligations owing to such performing Lenders, plus (III) the aggregate participation interests of such performing Lenders arising pursuant to
      Section 3.5 with respect to undrawn and outstanding Letters of Credit.

      9.3 Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the

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Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

            (i) Postpone or extend the Revolving Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender;

            (ii) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon (other than (i) a waiver of the application of the default rate of interest pursuant to Section 2.10 hereof and (ii) as a result of a change in the definition of Leverage Ratio or any of the components thereof or the method of calculation thereof);

            (iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of "Required Lenders" or "Pro Rata Share";

            (iv) Other than as set forth in Section 2.5(A), increase the amount of the Revolving Loan Commitment of such Lender hereunder or increase such Lender's Pro Rata Share;

            (v) Permit a Borrower to assign its rights under this Agreement;

            (vi) Other than pursuant to a transaction not prohibited by the terms of this Agreement or any other Loan Document, release any Guarantor from its obligations under the Guaranty;

            (vii) Amend this Section 9.3; or

            (viii) Amend Section 12.2.

No amendment of any provision of this Agreement relating to (a) the Administrative Agent shall be effective without the written consent of the Administrative Agent, (b) Swing Line Loans shall be effective without the written consent of the Swing Line Bank and (c) the Issuing Bank shall be effective without the written consent of the Issuing Bank. The Administrative Agent may waive payment of the fee required under Section 13.3(B) without obtaining the consent of any of the Lenders.

      9.4 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of a Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the requisite number of Lenders required

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pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash, all financing arrangements among the Borrowers and the Lenders shall have been terminated (including under Hedging Agreements or other agreements with respect to Hedging Obligations) and all of the Letters of Credit shall have expired, been canceled or terminated.

                          ARTICLE X: GENERAL PROVISIONS

      10.1 Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated.

      10.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

      10.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

      10.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof.

      10.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

      10.6 Expenses; Indemnification.

      (A) Expenses. Each Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Administrative Agent, which attorneys and paralegals may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the Internet), review, amendment, modification, and administration of the Loan Documents. Each Borrower also agrees to reimburse the Administrative Agent and the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Administrative Agent and the Arranger and the Lenders, which attorneys and paralegals may be employees of the Administrative Agent

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or the Arranger or the Lenders) paid or incurred by the Administrative Agent or the Arranger or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents. In addition to expenses set forth above, each Borrower agrees to reimburse the Administrative Agent, promptly after the Administrative Agent's request therefor, for each audit, or other business analysis performed by or for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to the Administrative Agent's then customary charges which it charges to other similarly situated customers for each person employed to perform such audit or analysis, plus all costs and expenses (including without limitation, travel expenses) incurred by the Administrative Agent in the performance of such audit or analysis; provided, the Borrowers shall not be required to pay expenses for more than one (1) such audit or analyses conducted in any twelve-month period if at a time when no Default has occurred and is continuing. The Administrative Agent shall provide the Borrowers with a detailed statement of all reimbursements requested under this Section 10.6(A).

      (B) Indemnity. Each Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, the Arranger and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent's, Arranger's, Lender's, or Affiliate's respective officers, directors, trustees, investment advisors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the "INDEMNITEES") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel and other independent advisors for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

            (i) this Agreement, the other Loan Documents or any act, event or transaction related thereto, the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

            (ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrowers, their Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrowers or their Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrowers or their Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "INDEMNIFIED MATTERS");

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provided, however, no Borrower shall have an obligation to an Indemnitee hereunder with respect to Indemnified Matters caused primarily by or resulting primarily from the willful misconduct or Gross Negligence of such Indemnitee with respect to the Loan Documents, as determined by the final non-appealed judgment of a court of competent jurisdiction. Notwithstanding the provisions of clause (ii) above, in the event that the Lenders foreclose upon the property of a Borrower or its Subsidiaries or otherwise assume control of such property, then the provisions of Section 10.6(B)(ii) shall not apply to losses or costs attributable to environmental conditions first caused by the Lenders or their agents or representatives following the Lenders' foreclosure or other assumption of control. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

      (C) Waiver of Certain Claims; Settlement of Claims. Each Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by any Borrower or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement, the other Loan Documents or in connection with the transactions contemplated hereby and thereby (whether or not the Administrative Agent or any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

      (D) Survival of Agreements. The obligations and agreements of the Borrowers under this Section 10.6 shall survive the termination of this Agreement.

      10.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

      10.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes the impact of which is material in generally accepted accounting principles are hereafter required or permitted and are adopted by the Domestic Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein ("ACCOUNTING CHANGES"), the parties hereto agree, at the Domestic Borrower's request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Domestic Borrower's and its Subsidiaries' financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this

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Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

      10.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

      10.10 Nonliability of Lenders. The relationship between the Borrowers and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers' business or operations.

      10.11 GOVERNING LAW. THE ADMINISTRATIVE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT NEW YORK, NEW YORK BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWERS AND THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES) OF THE STATE OF NEW YORK.

      10.12 CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

      (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

      (B) OTHER JURISDICTIONS. EACH BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF

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OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST SUCH BORROWER OR ITS
PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER SUCH BORROWER TO THE EXTENT THAT SUCH PERSON CANNOT OBTAIN PERSONAL JURISDICTION IN NEW YORK PURSUANT TO PARAGRAPH (A) ABOVE OR (2) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. EACH BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON BUT SHALL ONLY BE PERMITTED TO BRING ANY SUCH PERMISSIVE COUNTERCLAIM IN A PROCEEDING BROUGHT PURSUANT TO CLAUSE (A). EACH BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

      (C) VENUE. EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

      (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      (E) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENT TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF
SECTION 10.6 AND THIS SECTION 10.12, WITH ITS COUNSEL.

      10.13 Subordination of Intercompany Indebtedness. Each Borrower agrees that any and all claims of such Borrower against any of its Subsidiaries that is a Guarantor with respect to any "Intercompany Indebtedness" (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be

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subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations and Hedging Obligations under Hedging Agreements; provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing such Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such Guarantor to the extent not prohibited by the terms of this Agreement and the other Loan Documents. Notwithstanding any right of any Borrower to ask, demand, sue for, take or receive any payment from any Guarantor, all rights, liens and security interests of such Borrower, whether now or hereafter arising and howsoever existing, in any assets of any Guarantor shall be and are subordinated to the rights of the Holders of Obligations and the Administrative Agent in those assets. No Borrower shall have a right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) and the Hedging Obligations under Hedging Agreements shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document or Hedging Agreement among such Borrower and the Holders of Obligations (or any affiliate thereof) have been terminated. If all or any part of the assets of any Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Guarantor is dissolved or if substantially all of the assets of any such Guarantor are sold, then, and in any such event (such events being herein referred to as an "INSOLVENCY EVENT"), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Guarantor to a Borrower ("INTERCOMPANY INDEBTEDNESS") shall be paid or delivered directly to the Administrative Agent for application on any of the Obligations and Hedging Obligations under the Hedging Agreements, due or to become due, until such Obligations and Hedging Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by a Borrower upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and Hedging
Obligations under Hedging Agreements and the termination of all financing arrangements pursuant to any Loan Document and or Hedging Agreement among such Borrower and the Holders of Obligations (and their affiliates), such Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and such Hedging Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of such Borrower where necessary), for application to any of the Obligations and such Hedging Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Borrower as the property of the Holders of Obligations and such Hedging Obligations. If a Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. Each Borrower agrees that until the Obligations (other than the contingent indemnity obligations) and such Hedging Obligations have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document or Hedging Agreement among such Borrower and the Holders of Obligations (and their affiliates) have been terminated, such Borrower will not assign or transfer to any Person

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(other than the Administrative Agent) any claim such Borrower has or may have against any Guarantor.

      10.14 Lender's Not Utilizing Plan Assets. None of the consideration used by any of the Lenders to make its Loans constitute for any purpose of ERISA or
Section 4975 of the Code assets of any "plan" as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of each of the Lenders in and under the Loan Documents shall not constitute such "plan assets" under ERISA.

      10.15 Distribution of Borrowers' Deliveries. The Administrative Agent may distribute by e-mail, the internet or another electronic medium (including, without limitation, Intralinks) any notices, requests, statements, certificates or other written deliveries sent to the Administrative Agent by a Borrower.

                      ARTICLE XI: THE ADMINISTRATIVE AGENT

      11.1 Appointment; Nature of Relationship. Bank One, NA, having its principal office in Chicago, Illinois is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Holder of Obligations by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent
(i) does not assume any fiduciary duties to any of the Holders of Obligations,
(ii) is a "representative" of the Holders of Obligations within the meaning of
Section 9-102 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its affiliates as Holders of Obligations, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Obligations waives. In its capacity as the Lenders' contractual representative, the Administrative Agent shall promptly distribute to the Lenders copies of all reports, certificates and notices of the Borrowers required to be delivered thereto pursuant to the terms of this Agreement and the other Loan Documents.

      11.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

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      11.3 General Immunity. Neither the Administrative Agent nor any of its
directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of such Person.

      11.4 No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify
(i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the perfection or priority of the Liens on collateral, if any, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, any Borrower or any of its Subsidiaries.

      11.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans and on all Holders of Obligations. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its reasonable satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

      11.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

      11.7 Reliance on Documents; Counsel. Absent any Gross Negligence or willful misconduct on the part of the Administrative Agent or its representatives, the Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or

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sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

      11.8 The Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other reasonable expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of the Administrative Agent.

      11.9 Rights as a Lender. With respect to its Revolving Loan Commitment, Loans made by it, and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or the Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" or "Issuing Bank" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrowers or any of their respective Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

      11.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Domestic Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

      11.11 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent's giving notice of resignation, then the retiring

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Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to the prior written consent of the Borrowers, which consent shall not be unreasonably withheld. Such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

      11.12 No Duties of Syndication Agent or Arranger. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement or any of the other Loan Documents as a "Syndication Agent" or "Arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a "Syndication Agent" or "Arranger" shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreements set forth in Section 11.10, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                     ARTICLE XII: SET-OFF; RATABLE PAYMENTS

      12.1 Set-off. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to either Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due. Each Lender agrees to notify the Borrowers of any such set-off and application, provided that the failure to give such notice shall not effect the validity of such set-off and application.

      12.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such

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payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

      12.3 Application of Payments. Subject to the provisions of Section 9.2, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the penultimate sentence of this Section 12.3, apply all payments and prepayments in respect of any Obligations received after the occurrence and during the continuance of a Default or Unmatured Default in the following order:

      (A) FIRST, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers;

      (B) SECOND, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

      (C) THIRD, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

      (D) FOURTH, to pay interest due in respect of Swing Line Loans;

      (E) FIFTH, to pay interest due in respect of Loans (other than Swing Line Loans) and L/C Obligations;

      (F) SIXTH, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

      (G) SEVENTH, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans), Reimbursement Obligations and Hedging Obligations under Hedging Agreements;

      (H) EIGHTH, to provide required cash collateral, if required pursuant to
Section 3.10; and

      (I) NINTH, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrowers, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied to the outstanding Revolving Loans first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurocurrency Loans with those Eurocurrency Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section
12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, the Swing Line Bank and the issuer(s) of Letters of Credit as among themselves. The order of priority set forth in clauses (D) through (I) of this Section 12.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by either Borrower, or any other Person; provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior

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written consent of the Swing Line Bank. The order of priority set forth in clauses (A) through (C) of this Section 12.3 may be changed only with the prior written consent of the Administrative Agent.

      12.4 Relations Among Lenders.

      (A) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against either Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

      (B) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

      12.5 Representations and Covenants Among Lenders. Each Lender represents and covenants for the benefit of all other Lenders and the Administrative Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any "plan" as defined in section 3(3) of ERISA or section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.

         ARTICLE XIII: BENEFIT OF AGREEMENT: ASSIGNMENTS: PARTICIPATIONS

      13.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (i) no Borrowers shall have the right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders, and any such assignment in violation of this Section 13.1(i) shall be null and void, and (ii) any assignment by any Lender must be made in compliance with Section 13.3 hereof. Notwithstanding clause (ii) of this Section 13.1 or Section 13.3, any Lender may at any time, without the consent of either Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement to a Federal Reserve Bank. The Administrative Agent may treat each Lender as the owner of the Loans made by such Lender hereunder for all purposes hereof unless and until such Lender complies with Section 13.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Loan, Revolving Loan Commitment, L/C Interest or any other interest of a lender under the Loan Documents agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of any Loan, shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

      13.2 Participations.

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      (A) Permitted Participants; Effect. Subject to the terms set forth in this
Section 13.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Revolving Loan Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro rata or non-pro rata basis. Notice of such participation to the Borrowers and the Administrative Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof. Upon receiving said notice, the Administrative Agent shall record the participation in the Register it maintains. Moreover, notwithstanding such recordation, such participation shall not be considered an assignment under
Section 13.3 of this Agreement and such Participant shall not be considered a Lender. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of all Loans made by it for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of Article IV hereof, the Participants shall be entitled to the same rights as if they were Lenders provided no Participant shall be entitled to reimbursement under Article IV hereof for any amount which would exceed the amount that would have been payable by the Borrowers to the Lender from which the Participant obtained its participation under the applicable circumstances.

      (B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Letter of Credit or Revolving Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, postpones any date fixed for any regularly-scheduled payment (but not prepayments) of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment, or releases all or substantially all of the collateral or guarantees, if any, securing any such Loan or Letter of Credit.

      (C) Benefit of Setoff. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided that each Lender shall retain the right of setoff provided in Section 12.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of setoff. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
Section 12.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.

      13.3 Assignments.

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

      (A) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("PURCHASERS") all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with the provisions of this Section 13.3, provided that upon such assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.2, 4.4, 4.5, 4.8 and 10.6, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement and the other Loan Documents. Such assignment shall be substantially in the form of Exhibit D hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender's rights and obligations under the Loan Documents or, without the prior written consent of the Administrative Agent and the Borrowers, involves loans and commitments in an aggregate amount of at least (i) $5,000,000 or (ii) if less, the remaining amount of the assigning Lender's Revolving Loan Commitment calculated as of the date of such assignment (which minimum amount shall not apply to any assignment between Lenders, or to an Affiliate of any Lender); provided however no such consent of the Borrowers shall be required if a Default has occurred and is continuing. The prior written consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate of such Lender, which consent shall not be unreasonably withheld or delayed. Provided no Default has occurred and is continuing, the prior written consent of the Borrowers shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender (other than a "Dissenting Lender" as defined below) or an Affiliate of the assigning Lender, which consent shall not be unreasonably withheld or delayed. For any assignment to another Lender where such Lender has previously withheld its consent to an amendment to or waiver under this Agreement where such amendment or waiver was approved by the Required Lenders (a "DISSENTING LENDER"), provided no Default has occurred and is continuing at the time of such assignment, the prior written consent of the Borrowers shall be required. Notwithstanding anything to the contrary set forth herein, no assignment shall be made to a Non-U.S. Lender without delivery to the Administrative Agent of satisfactory evidence of such Non-U.S. Lender's exemption from withholding taxes as more particularly described in Section 4.5 hereof.

      (B) Effect: Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Appendix I to Exhibit D hereto (a "NOTICE OF ASSIGNMENT"), together with any consent required by Section 13.3(A) hereof, and (ii) payment of a $3,500 fee by the assignee or the assignor (as agreed) to the Administrative Agent for processing such assignment, such assignment shall become effective on the later of such date when the requirements in clause (i), (ii) and (iii) are met or the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment, Loans and L/C Obligations under the applicable assignment agreement constitute for any purpose of ERISA or Section 4975 of the Code assets of any "plan" as defined in
Section 3(3) of ERISA or Section 4975 of the Code and that the rights and interests of the Purchaser in and under the Loan Documents will not constitute such "plan assets". On and after the effective

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date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrowers, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Revolving Loan Commitment, Loans and Letter of Credit and Swing Line Loan participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(B), the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, to the extent notes have been issued to evidence any of the transferred Loans, replacement notes are issued to such transferor Lender and new notes or, as appropriate, replacement notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Loan Commitment, as adjusted pursuant to such assignment.

      (C) The Register. Notwithstanding anything to the contrary in this Agreement, the Borrower hereby designates the Administrative Agent, and the Administrative Agent, hereby accepts such designation, to serve as each Borrower's contractual representative solely for purposes of this Section 13.3(C). In this connection, the Administrative Agent shall maintain at its address referred to in Section 14.1 a copy of each assignment delivered to and accepted by it pursuant to this Section 13.3 and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower and each of its Subsidiaries, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

      (D) Designated Lender.

      (i) Subject to the terms and conditions set forth in this Section 13.3(D), any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 13.3(D) shall be subject to the approval of the Borrowers and the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Upon the execution by the parties to each such designation of an agreement in the form of Exhibit L hereto (a "DESIGNATION AGREEMENT") and the acceptance thereof by the Borrowers and the Administrative Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of the Loans or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender. As to any Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided,
(x) that all voting rights under this Agreement shall be exercised solely by the Designating Lender, (y) each Designating Lender shall remain solely

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

responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Designated Lender and (z) no Designated Lender shall be entitled to reimbursement under Article IV hereof for any amount which would exceed the amount that would have been payable by the Borrowers to the Lender from which the Designated Lender obtained any interests hereunder. No additional Notes shall be required with respect to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the Notes in its possession as an agent for such Designated Lender to the extent of the Loan funded by such Designated Lender. Such Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrowers not the Administrative Agent shall be responsible for any Designating Lender's application of such payments. In addition, any Designated Lender may (1) with notice to, but without the consent of the Borrowers and the Administrative Agent, assign all or portions of its interests in any Loans to its Designating Lender or to any financial institution consented to by the Borrowers and the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with such Person's customary practices for dealing with confidential, non-public information, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender.

      (ii) Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangements, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against such Designated Lender. This Section 13.3(D)(ii) shall survive the termination of this Agreement.

      13.4 Confidentiality. Subject to Section 13.5, the Administrative Agent and the Lenders and their respective representatives shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending or investment practices, and in any event may disclose any and all confidential and non-confidential information received from or with respect to the Borrowers or any of their Affiliates to any of the Lenders and may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or any securities exchange or similar self-regulatory organization or representative thereof or pursuant to a regulatory examination or legal process, or to any Affiliate of a Lender or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor or as may be reasonably required in connection with the exercise of remedies under this Agreement, and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this Section

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

13.4. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by the Borrowers; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrowers in connection with this Agreement.

      13.5 Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "TRANSFEREE") and any prospective Transferee any and all information in such Lender's possession concerning such Borrower and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 13.4 the confidentiality of any confidential information described therein.

                              ARTICLE XIV: NOTICES

      14.1 Giving Notice. Except as otherwise permitted by Section 2.13 with respect to Borrowing/Election Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto, and with respect to the Borrowers, or at such other address as may be designated by such party in a notice to the other parties. Any notice, (1) if transmitted by facsimile, shall be deemed given when transmitted; or (2) if transmitted by reputable overnight courier, shall be deemed given one (1) Business Day after deposit with a reputable overnight carrier services, with all charges paid; provided that notices to the Administrative Agent under Article II shall not be effective until received.

      14.2 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto given as provided in Section 14.1.

                            ARTICLE XV: COUNTERPARTS

      This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telecopy or telephone, that it has taken such action.

                    ARTICLE XVI: USA PATRIOT ACT NOTIFICATION

      The following notification is provided to the Borrowers pursuant to
Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318: IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. WHAT THIS MEANS FOR THE BORROWERS: When a Borrower opens an account, if such Borrower is an individual, the

Administrative Agent and the Lenders will ask for such Borrower's name, residential address, tax identification number (if applicable), date of birth, and other information that will allow the Administrative Agent and the Lenders to identify such Borrower, and, if such Borrower is not an individual, the Administrative Agent and the Lenders will ask for such Borrower's name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify such Borrower. The Administrative Agent and the Lenders may also ask if such Borrower is an individual, to see such Borrower's driver's license or other identifying documents, and, if such Borrower is not an individual, to see such Borrower's legal organizational documents or other identifying documents.

               The remainder of this page is intentionally blank.

         IN WITNESS WHEREOF, the Domestic Borrower, the Japanese Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

                                        CATALINA MARKETING CORPORATION,
                                        as the Domestic Borrower


                                        By: /s/ Joanne Freiberger
                                           ---------------------------
                                        Name: Joanne Freiberger
                                        Title: VP, Finance


                                        CATALINA MARKETING JAPAN, K.K.,
                                        as the Japanese Borrower


                                        By: /s/ Joanne Freiberger
                                           ---------------------------
                                        Name: Joanne Freiberger
                                        Title: Vice President

                                        Address:
                                        200 Carillon Parkway
                                        St. Petersburg, Florida 33716
                                        Attention: Joanne Freiberger, Vice
                                                   President Finance

                                        Telephone No.: (727) 579-5000
                                        Facsimile No.: (727) 563-5675

                                        With a copy to:

                                        Paul, Hastings, Janofsky & Walker LLP
                                        75 East 55th Street
                                        New York, New York  10022
                                        Attention: Michael Chernick

                                        Telephone No.:  (212) 318-6000
                                        Facsimile No.:   (212) 319-4090

                                        BANK ONE, NA, as Administrative Agent,
                                        the Issuing Bank, the Swing Line Bank
                                        and as a Lender


                                        By: /s/ Randall Taylor
                                           ---------------------------
                                        Name: Randall Taylor
                                        Title: Managing Director

                                        Address:
                                        1 Bank One Plaza
                                        Suite IL1-0324
                                        Chicago, Illinois  60670
                                        Attention: [__________]
                                        Telephone No.: [__________]
                                        Facsimile No.: [__________]

                                        BANK OF AMERICA, N.A., as a Lender

                                        By: /s/ Cameron S. Cardozo
                                           ---------------------------
                                        Name: Cameron S. Cardozo
                                        Title: Vice President
                                        Address:
                                        [__________]
                                        Attention: [__________]
                                        Telephone No.: [__________]
                                        Facsimile No.: [__________]

                                        COMERICA BANK, as a Lender

                                        By: /s/ Gerald R. Finney Jr.
                                           ---------------------------
                                        Name: Gerald R. Finney Jr.
                                        Title: Vice President
                                        Address:
                                        [__________]
                                        Attention: [__________]
                                        Telephone No.: [__________]
                                        Facsimile No.: [__________]

                                        SUNTRUST BANK, as a Lender

                                        By: /s/ Brian K. Peterson
                                           ---------------------------
                                        Name: Brian K. Peterson
                                        Title: Managing Director
                                        Address:
                                        [__________]
                                        Attention: [__________]
                                        Telephone No.: [__________]
                                        Facsimile No.: [__________]

                                        CALYON NEW YORK BRANCH, as a Lender

                                        By: /s/ Phillippe Soustra
                                           ---------------------------
                                        Name: Phillippe Soustra
                                        Title: Executive Vice President
                                        Address:
                                        [__________]
                                        Attention: [__________]
                                        Telephone No.: [__________]
                                        Facsimile No.: [__________]

                                        By: /s/ Attila Coach
                                           ---------------------------
                                        Name: Atilla Coach
                                        Title: Managing Director
                                        Address:
                                        [__________]
                                        Attention: [__________]
                                        Telephone No.: [__________]
                                        Facsimile No.: [__________]